UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Brinker International, Inc.

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(Name of person(s) filing proxy statement, if other than the registrant)

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6820 LBJ Freeway

Dallas, Texas 75240

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 7, 2013

September 17, 2013

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Brinker International, Inc. to be held at 9:00 a.m. (CST), on Thursday, November 7, 2013, at the Brinker International, Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. At the meeting, we will: (1) elect ten (10) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2014 year; (3) cast an advisory vote on executive compensation; (4) vote on an amendment to the Company’s Stock Option and Incentive Plan; and (5) conduct any other business properly brought before the meeting.

Your Board of Directors has chosen September 9, 2013 as the date used to determine the shareholders who will be able to attend and vote at the annual meeting. If you owned shares in Brinker, at the end of business on that day, you are invited to attend the annual meeting. Seating at the meeting will be limited to Brinker’s shareholders, proxy holders and invited guests of Brinker. If you own your shares in your own name, please bring photo identification to the meeting. If you hold your shares through a bank, broker or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment and other electronic devices will not be permitted at the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please take time to vote. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials you received, over the Internet or by telephone after your review of proxy materials at www.proxyvote.com (by using your 12-digit control number on the Notice of Internet Availability of Proxy Materials to access the website) or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote, if you prefer. We do encourage you to vote by Internet. It is convenient and saves postage and processing costs. If you have voted by the Internet, by mail or by telephone and later decide to attend the annual meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

Very truly yours,

Wyman T. Roberts

Chief Executive Officer and President

and President of Chili’s Grill & Bar

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the annual meeting of shareholders on November 7, 2013 at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. The meeting will be held at our principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. The purpose of the meeting is to:

•	elect ten (10) directors;

•	vote on the ratification of the selection of KPMG LLP as our independent auditors for the 2014 Fiscal Year;

•	cast an advisory vote on executive compensation;

•	vote on amendment to the Company’s Stock Option and Incentive Plan; and

•	conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

We posted this Proxy Statement and the accompanying proxy on or about September 17, 2013, to our website at www.proxyvote.com, and mailed notice on September 17, 2013 to all shareholders entitled to vote at the annual meeting.

Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about September 17, 2013.

How many votes do I have?

If we had your name on record as owning stock in Brinker International, Inc. at the close of business on September 9, 2013, then you are entitled to vote at the annual meeting. You are entitled to one vote for each share of Brinker’s common stock you own as of that date. At the close of business on August 12, 2013, 66,224,836 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials. You may vote

•	via Internet at www.proxyvote.com by using your 12-digit control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials);

•	by phone; and

•	by requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

How do I attend the annual meeting in person?

Seating at the annual meeting will be limited to Brinker’s shareholders or their proxyholders and Brinker’s invited guests. If you are a holder of record in your own name, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The annual meeting will begin promptly at 9:00 a.m. (CST) at our offices, so please plan to arrive accordingly. For directions to the annual meeting, please visit the Investor Information section of our website at http://www.brinker.com.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the annual meeting by:

•	returning another proxy card with a later date;

•	sending written notification of revocation to the Corporate Secretary at our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240;

•	entering a later vote by telephone or over the Internet; or

•	attending the annual meeting and voting in person.

You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the annual meeting of your desire to revoke your proxy and then you must vote in person.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	we may contact you using the telephone or electronic communication;

•	our directors, officers, or other regular employees may contact you personally; or

•	we may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes,” which are not counted as cast and have no effect on the outcome of the vote. Previously, election of directors was considered a routine matter and your bank or brokerage firm was permitted to use its discretion to vote your shares on the election of directors if you gave no instructions. We urge you to give your bank or brokerage firm instructions on all proposals in this proxy statement. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from your bank or brokerage firm.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote via Internet or by phone by 11:59 p.m., EST, on November 4, 2013 or the Company’s agent must receive your paper proxy card on or before November 4, 2013.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this proxy statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact your bank or broker. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Ten Directors

The ten nominees for director who receive the most votes of all nominees for director will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal 2: Ratify Selection of Independent Auditors for the 2014 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Advisory Vote on Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the named executive officers of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

•	Proposal 4: Amend the Company’s Stock Option and Incentive Plan

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

If you vote over the Internet or by telephone, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Wyman T. Roberts and Bryan D. McCrory) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of ten nominees for director;

•	“FOR” ratification of KPMG LLP as our independent auditors for the 2014 Fiscal Year;

•	“FOR” approval in an advisory, non-binding vote of the compensation of our named executive officers; and

•	“FOR” amendment of the Company’s Stock Option and Incentive Plan.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the annual meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions, to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed within four (4) business days following the meeting.

May shareholders ask questions at the annual meeting?

Yes, our representatives will answer your questions after the conclusion of the formal business of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, limiting the amount of time for a question, or requiring questions to be submitted in writing.

How do I submit a proposal for next year’s annual meeting?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2014 annual meeting of shareholders, you must submit your proposal to the Secretary of the Company no later than May 20, 2014 and must comply with the notice, information and other provisions contained in the Company’s bylaws. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must also comply with the SEC rules, and you must submit it to us no later than May 20, 2014. Proposals should be sent to our executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 in care of the Corporate Secretary.

How do I submit a nomination for the Board of Directors?

Any shareholder of the Company may recommend one or more individuals to be considered by the Governance and Nominating Committee of the Company’s Board of Directors as a potential nominee or nominees for election as a director of the Company. If you wish to recommend one or more individuals for a position or positions on the Board of Directors, our bylaws require that you submit your recommendation, along with certain information about the candidate(s) to the Secretary of the Company. If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. If you want to submit a recommendation for the Company’s 2014 annual meeting of the shareholders, your submittal must be delivered to our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 to the attention of the Corporate Secretary on or before May 20, 2014.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 6820 LBJ Freeway, Dallas, Texas 75240. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s proxy statement, 2013 Annual Report on Form 10-K and FY 2013 Annual Report at www.brinker.com. You may simply click on the “For Investors” tab on the home page, and then the “Financial Information” link in the left column; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents by sending a written request to the Company’s Corporate Secretary at 6820 LBJ Freeway, Dallas, Texas 75240. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The FY 2013 Annual Report and the Form 10-K accompany this proxy statement, but are not considered part of the proxy soliciting materials.

How long may I rely upon the information in this proxy statement? May I rely upon other materials as well regarding the annual meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 17, 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, unless indicated otherwise in this proxy statement, and the mailing of the proxy statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this proxy statement and date of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that the Board of Directors would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. All Nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2012 annual meeting of shareholders, except Mr. Wyman T. Roberts, who was appointed to the Board of Directors on February 7, 2013, Mr. Gerardo I. Lopez, who was appointed on February 12, 2013, and Messrs. Michael A. George and William T. Giles who were appointed on March 4, 2013.

Information About Nominees

We are furnishing you below certain biographical information about each of the ten persons nominated as directors. Also included is a description of the experience, qualification, attributes and skills of each nominee:

Joseph M. DePinto, 50, is President and Chief Executive Officer of 7-Eleven, Inc., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and OfficeMax, Inc., and previously served on the Board of Jo-Ann Stores, Inc. He also serves on the Boards of the Business Executives for National Security, the Retail Industry Leaders Association, Lone Star Big Brothers/Big Sisters, the SMU Cox School of Business and the National Italian American Foundation. Mr. DePinto has served on the Board of Directors since August 2010, currently serves as Lead Director and is a member of the Audit and Compensation Committees of the Company. Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant, broad based understanding of leading a large and/or public company, as well as his specific understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

Harriet Edelman, 57, is Vice-Chairman of the Emigrant Bank since November 2010 and serves as a management member of the Board of Emigrant Bank. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010, and as Senior Vice President and Chief Information Officer of Avon Products, Inc. from January 2000 through March 2008, and as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and was a member of the company’s Executive Committee. Ms. Edelman serves on the Board of Directors of UCB Pharma, and also previously served on the Board of Ariba, Inc. She also serves on the Board of Trustees of Bucknell University and is a Trustee of the New York Blood Center. Ms. Edelman has served on the Board of Directors since March 2008 and is a member of the Audit and Governance and Nominating Committees of the Company. Ms. Edelman brings her understanding and knowledge as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, supply chain management and global business, experience as a senior officer in financial services and experience serving as a director on large company boards.

Michael A. George, 50, is the President and Chief Executive Officer for QVC, Inc. since November 2005. Previously, Mr. George served as Chief Marketing Officer, Vice President and General Manager of U.S. Consumer Business for Dell, Inc. from March 2001 to November 2005, and as Senior Partner at McKinsey & Co., Inc. from August 1985 to March 2001. Mr. George currently sits on the Board of Directors for Liberty Interactive Corporation, the Kimmel Center, Alex’s Lemonade Stand Foundation and the Pennsylvania Business Council, and is also a member of the Corporate Council for the National Constitution Center. Mr. George has

served on the Board of Directors since March 2013. Mr. George brings his skills and knowledge as chief marketing officer of a large consumer products company and chief executive of a large digital retail sales company in consumer products. He provides an extensive background into brand strategy, marketing and retail with unique insights into brand engagement with consumers.

William T. Giles, 54, is the Chief Financial Officer and Executive Vice President, Finance, Information Technology and Store Development for AutoZone since January 2007. He served as Chief Financial Officer and Treasurer from April 2006. Mr. Giles was previously employed with Linens Holding Co. (formerly Linens N Things) for 15 years, where he served as Chief Financial Officer from October 1997 to April 2006, Executive Vice President from May 2003 to April 2006 and served as its Principal Accounting Officer until April 2006. Mr. Giles also held various other positions between 1981 and 1997. Mr. Giles is a member of the American Certified Public Accountants and the New York State Society of CPAs. Mr. Giles currently sits on the Board of Directors for the AutoZone Liberty Bowl and Lausanne Collegiate School. Mr. Giles has served on the Board of Directors since March 2013. Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a publicly traded company. He provides unique insights into the strategic, governance and financial issues facing public companies in the retail industry.

Gerardo I. Lopez, 52, is the President, Chief Executive Officer and Director of AMC Entertainment, Inc. since March 2009. Mr. Lopez previously served as the Executive Vice President of Starbucks Coffee Company and President of Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009, and President of Handleman Company from November 2001 to September 2004. Mr. Lopez also held a variety of executive management positions with International Home Foods, Frito Lay, Pepsi-Cola and the Procter & Gamble Company. Mr. Lopez currently sits on the Board of Directors of Digital Cinema Implementation Partners, Open Road Films and Recreational Equipment, Inc., and also previously served on the Board of National Cinemedia, LLC. Mr. Lopez has served on the Board of Directors since February 2013. Mr. Lopez brings his skills, knowledge and business leadership as senior executive at entertainment and consumer products companies. His wealth of knowledge and experience in the entertainment, beverage and consumer packaged goods industries, in both the U.S. and abroad provides valuable insight into consumer needs and marketplace trends currently influencing the retail and restaurant industry.

Jon L. Luther, 69, retired as the Chairman of the Board of Dunkin’ Brands in May 2013, having transitioned out of the role of Executive Chairman, a position he held from January 2009 to July 2010. Mr. Luther was Chief Executive Officer of Dunkin’ Brands from January 2003 to December 2006, at which time he added the additional role of Chairman. Mr. Luther served as President of Popeyes Chicken & Biscuits from January 1997 to December 2002. Mr. Luther also served as President of CA One Services, a subsidiary of Delaware North Companies, from 1992 to 1997. Mr. Luther has served on the Board of Directors since April 2011 and is a member of the Compensation and Governance and Nominating Committees of the Company. Mr. Luther brings many years of experience in the foodservice and fast casual dining industry, serving in various roles including chief executive officer and chairman. He also offers a broad background of finance, franchising, governance, management and executive leadership skills.

John W. Mims, 54, is the Senior Vice President World-Wide Sales & Resort Marketing Asia for Las Vegas Sands Corporation. Previously he was the Managing Partner of The Hunting Ridge Group, LLC, which he founded. Previously he served as Chief Marketing and Sales Officer for Millennium & Copthorne Hotels Worldwide from June 2008 to January 2010. Mr. Mims also served as Senior Vice President of Worldwide Sales for Starwood Hotels and Resorts Worldwide, Inc. from November 2003 to October 2006, and as Vice President, Sales and Marketing, Asia Pacific Division from May 2001 to November 2003. He previously worked with PepsiCola International in their Southeast Asia operations, most recently as Director International Modern Trade from 1999 to 2000. Mr. Mims serves on the board of Entertainment Cruises. Mr. Mims has served on the Board of Directors since February 2007 and is a member of the Compensation and Governance and Nominating Committees of the Company. Mr. Mims brings his understanding of international operations and marketing in food and beverage and hospitality industries from his previous roles. He provides unique insight into aspects of operations in countries outside of the United States. He has further experience with franchising and restaurant management.

George R. Mrkonic, 61, is the Non Executive Chairman (Director since 1999; Chairman since 2005) of Paperchase Products Limited, London, UK, a retailer of cards, stationary, wrap and gifts in the UK, Europe and the Middle East. Previously he was President of Borders Group, Inc. from December 1994 until January 1997 and Vice Chairman from December 1994 until January 2002. Mr. Mrkonic currently serves as a Director for AutoZone, Inc., Syntel, Inc., and Pacific SunWear of California, Inc., and also previously served on the Boards of Borders Group, Inc., and Nashua Corporation. Mr. Mrkonic has served on the Brinker Board of Directors since September 2003 and is a member of the Audit and the Compensation Committees of the Company. Mr. Mrkonic brings his thirty plus years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies. He provides a broad understanding of the complex strategic, governance and financial issues facing large multinational public companies in the current economic environment.

Rosendo G. Parra, 53, is a partner and founder of Daylight Partners since November 2007. Previously, Mr. Parra served as Senior Vice President for the Home and Small Business Group of Dell, Inc. from June 2006 to April 2007, as Senior Vice President and General Manager, Dell Americas from April 2002 until June 2006, Senior Vice President and Co-General Manager, Worldwide Home and Small Business Group from April 2001 until April 2002, Senior Vice President, Americas Public and Americas International from September 1998 until April 2001, Vice President, Public and Americas International, from February 1997 until September 1998, Group Vice President, Sales, Marketing and Service, from June 1994 until February 1997, and Vice President, Dell USA from August 1993 until June 1994. Mr. Parra currently serves as a Director for Nii Holdings, Inc. and PG&E Corp. Mr. Parra has served on the Board of Directors since December 2004 and is a member of the Compensation and Governance and Nominating Committees of the Company. Mr. Parra brings his extensive experience as a senior operating executive in technology and retail, with significant understanding of international operations. His experience gives him a unique insight into technology and its application in the business environment. He has further experience with turnaround, growth and distressed businesses.

Wyman T. Roberts, 54, is Chief Executive Officer, President of Brinker International, Inc. and President of Chili’s Grill & Bar, having been appointed to this position in January 2013, having previously served as President of Chili’s Grill & Bar since November 2009, as Senior Vice President, Maggiano’s Little Italy President, and Chief Marketing Officer since March 2009, and Senior Vice President and Maggiano’s Little Italy President since August 2005. Mr. Roberts previously served as Executive Vice President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he most recently served as Executive Vice President, Marketing. Mr. Roberts has served on the Board of Directors since February 2013. Mr. Roberts brings over twenty-nine years of hands-on experience in the casual dining and entertainment industries serving in various senior leadership roles in both industries. He provides knowledge and understanding of the industry as well as the leadership ability to continue executing on the Company’s strategic vision and drive continued success.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors selected KPMG LLP as our independent auditors for fiscal 2014. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified by you, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 26, 2013 and June 27, 2012, by our independent auditors, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2013	$578,000	$—	$238,000	$100,000
2012	$563,000	$—	$171,000	$—

(1)	For fiscal 2013, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($572,500) and the issuance of consents for franchise circulars ($5,500).

For fiscal 2012, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($557,500) and the issuance of consents for franchise circulars ($5,500).

(2)	For fiscal 2013 and fiscal 2012, no audit-related fees were incurred.

(3)	For fiscal 2013, all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters, including acquisition planning.

For fiscal 2012, all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2013, all other fees related to the issuance of a comfort letter for our debt offering and the translation of a franchise circular.

For fiscal 2012, no other fees were incurred.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent auditors;

•	to pre-approve their audit services and permitted non-audit services;

•	to approve all audit and non-audit fees; and

•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2013 and 2012 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2013, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $200,000. In addition, if the fee for a particular item would exceed $40,000, Audit Committee approval would be required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2014.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to provide an advisory, non-binding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on Page 26.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the Program. These objectives include: to attract and retain top level talented leaders in a highly competitive environment; to reward increased shareholder returns and profitable growth: and to align pay to performance.

We are asking you to indicate your support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Brinker International, Inc. approve the compensation awarded to the Company’s named executive officers, as disclosed pursuant to SEC Rules, the Compensation Discussion and Analysis, the compensation tables, notices and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Shareholders.

This Advisory Resolution is non-binding on the Board of Directors. Although non-binding, the Board and Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4

AMENDMENT OF STOCK OPTION AND INCENTIVE PLAN

In September 1998, your Board of Directors adopted the Stock Option and Incentive Plan (the “Plan”), covering the issuance of up to 13,500,000 shares of Common Stock of the Company. The adoption of the Plan was approved by shareholders in November 1998. In November 2002, shareholders approved an amendment to the Plan increasing the number of shares of Common Stock available under the Plan and limiting the number of shares of restricted stock that may be issued under the Plan. In November 2005 and again in November 2008, shareholders each time approved an amendment to the Plan, among other things, increasing the number of shares of Common Stock available under the Plan. Where applicable, the number of shares noted in this proposal have been adjusted to reflect the stock splits in November 2001 and November 2006.

The purpose of the Plan is to strengthen our ability to attract and retain key team members and to provide an incentive to team members who will be responsible for the Company’s future growth and continued success. The Plan allows the issuance of stock options, stock appreciation rights, and stock awards to eligible participants. At the annual meeting, you are being asked to approve an amendment to the Plan to, among other matters, (a) increase the number of shares of Common Stock available for awards under the Plan by an additional 2,000,000 shares, and (b) limit the number of shares of Common Stock available for stock awards that may be issued in the future pursuant to the Plan to 3,000,000 shares. The complete text of the Plan, as amended, is set forth on Appendix A hereto. We have provided below a summary description of the Plan, but please note the summary is subject in all respects to the terms of the Plan.

Summary of the Plan

Stock Options

The Plan is designed to permit the granting of options to all of our team members (of which there were 54,653 team members as of June 26, 2013), although we have historically granted options only to certain of our salaried team members. The administration of the Plan is provided by the Compensation Committee of the Board of Directors which has the authority to determine the terms on which options are granted under the Plan. The Compensation Committee determines the number of options to be granted to eligible participants, determines the exercise price, vesting period, and option period at the time the option is granted, and administers and interprets the Plan. The Plan provides that no option and no SAR (hereinafter defined) shall be granted with a time period for exercise greater than 10 years from the date of grant. Our recent option grants have been for time periods less than 10 years.

The exercise price of options is payable in cash or the holder of an option may request approval from the Compensation Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

Both incentive stock options (“ISOs”) and non-qualified stock options may be granted under the Plan. The Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO may be granted under the Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of ISOs that may be granted to a team member in any calendar year, but no team member may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 and no team member may be granted more than 500,000 options and SARs in a fiscal year. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

Tax Status of Stock Options

Pursuant to the Plan, the Compensation Committee determines whether an option will be either an “ISO” or a “non-qualified option.” In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to us, upon the grant of an option.

Incentive Stock Options. All stock options that qualify under the rules of Section 422 of the Internal Revenue Code will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted, or (ii) within one year after exercise. In addition, the individual must have been a team member of the Company for the entire time from the date of granting of the option until three months (one year if the team member is disabled) before the date of the exercise. The requirement that the individual be a team member and the two-year and one-year holding periods are waived in the case of death of the team member. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The team member’s gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If a team member does not meet the two-year and one-year holding requirements, but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the team member’s gain on exercise will be treated as ordinary income rather than a capital gain and we will receive a corresponding deduction at the time of sale. Any remaining gain on sale will be short-term or a long-term capital gain, depending on the holding period of the stock.

An optionee’s stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if a team member uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

Non-Qualified Stock Options. Upon exercise of a non-qualified option, an optionee will recognize ordinary income (and we will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise price. Any additional gain or loss after exercise realized by an optionee on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to us.

Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is intended that the Plan meet the performance-based compensation exception to the limitation on deductions. The four requirements to meet this exception are:

Option grants must be made by the Compensation Committee;

The plan must state a maximum number of grantable shares to a participant in a specified period;

The compensation received by a participant must be based on the increase in value from the date of grant; and

Shareholders must approve the plan.

The Plan meets these requirements as follows:

The Compensation Committee administers the Plan;

The Plan sets forth a specific maximum number of shares and options a participant may receive in a year;

All options must be awarded at 100% of fair market value on the date of grant; and

Our shareholders have previously approved the plan and all amendments to it.

To continue to meet these requirements, we are seeking your approval of this amendment to the Plan.

Stock Appreciation Rights and Stock Awards

The Plan also permits, among other things, (i) the issuance of stock appreciation rights (“SARs”) and (ii) restricted stock, restricted stock units and performance shares (collectively, “Stock Awards”) (SARs and Stock Awards are collectively referred to as “Awards”). All of our employees are eligible to receive Awards under the Plan, although it is anticipated that only certain salaried team members will receive Awards. When an Award is made, the Compensation Committee will specify (a) the amount and form of the Award, (b) the objective performance goals, if any, that must be met in order for amounts to be payable pursuant to the Award, (c) the period, if any, during which the performance goals must be met, and (d) the period, if any, during which the participant must remain employed by the Company or a subsidiary as a condition of the Award (“Vesting Period”). The Compensation Committee may specify additional terms as it deems appropriate.

The Compensation Committee may establish objective performance goals for Awards as more particularly described below. The objective performance goals may relate to the performance of a team member’s department or restaurant brand or the performance of the Company and its subsidiaries as a whole, or any combination of the preceding groups. The Compensation Committee may use any objectively determinable performance goals to measure performance. The Compensation Committee will establish the objective performance goals for Awards in writing before the beginning of the fiscal year, unless otherwise permitted under Section 162(m) of the Internal Revenue Code. At the end of each performance period for which an Award relates, the Compensation Committee will determine whether and to what extent the performance goals have been met. Awards will not be paid to the extent that the performance goals are not met. If any performance goal, business criteria or target for an Award is affected by special factors, subject to any limitations in Section 162(m) of the Internal Revenue Code, the Compensation Committee may make special adjustments in the performance goal, business criteria or target.

Performance Goals. If Awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” the performance goals will be selected from among the following criteria, which may be applied to the Company as a whole, or to an individual recipient, or to a department, brand, unit, division or function within the Company or an affiliate, or any combination of the preceding groups, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (sometimes called EBIT), before or after interest, taxes and rent (sometimes called EBITR), or before or after interest, taxes, depreciation, and amortization (sometimes called EBITDA); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) total business return, or return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating or capital expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) diversity goals; (dd) turnover; (ee) specified objective social goals; (ff) safety record; (gg) retention of high-potential team members; (hh) flow through of cash, sales, earnings, profits or other financial measures; (ii) growth in franchised locations; (jj) culinary product pipeline goals; (kk) brand positioning goals; or (ll) development pipeline goals.

Subject to any limitations in Section 162(m) of the Internal Revenue Code, the Compensation Committee may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, any unusual non-recurring gain or loss, and other items as the Compensation Committee determines to be required so that the operating results of the Company, or any business unit, division or affiliate of the Company shall be computed on a comparative basis from performance period to performance period.

Awards may also be subject to vesting requirements under which the participant must remain a full-time active team member of the Company or a subsidiary throughout a “Vesting Period” in order for the Award to be payable. No team member may be granted more than 500,000 stock options and SARs and 500,000 Stock Awards in a fiscal year.

The Compensation Committee has previously established the Performance Share Plan, the Restricted Stock Unit Plan, and the Career Equity Plan under the Committee’s authority to grant Awards under the Plan and such plans are subject to, among other items, the overall and annual limitations on grants of Stock Awards. Any awards under those plans will not result in additional dilution to the shareholders because those plans utilize shares reserved for issuance under the Plan.

Tax Status of SARs and Stock Awards

Under the Internal Revenue Code, except as described below, if Awards are made in the form of restricted stock, restricted stock units, or performance shares, no income will be realized by the team member upon such award unless the award fully vests upon the date of award or the award is restricted stock with no risk of substantial forfeiture. When restricted stock, restricted stock units or performance shares vest, the team member will recognize ordinary compensation income equal to the then fair market value of the shares or units. With regard to Awards of restricted stock, a team member may elect to make a “Section 83(b) election” under the Internal Revenue Code, in which case the team member will recognize income on the fair market value of the restricted stock at the time the shares are granted. A Section 83(b) election must be made within 30 days after the restricted stock is granted. We generally will be entitled to a federal income tax deduction at the time the team member recognizes income on the restricted stock, restricted stock units or performance shares.

If Awards are made in the form of SARs, no income will be realized by the team member upon the award of SARs. When the SARs vest, the team member will recognize ordinary compensation income equal to the cash value of the SARs. We generally will be entitled to a federal income tax deduction at the time the team member recognizes income on the SARs.

Grants of Awards are generally intended to meet the requirements of Section 162(m) of the Internal Revenue Code and, as such, to be exempt from the $1,000,000 deduction limit under most circumstances. Your approval of this Amendment to the Plan allows us to comply with such requirements.

Further, the Plan and any Awards granted under it are intended to be exempt from the requirements of Section 409(A) of the Internal Revenue Code, or will be structured to not cause a team member to be subject to taxes and interest under Section 409(A).

Acceleration of Exercisability and Vesting

Subject to the terms of any individual grant agreement, all options and Awards under the Plan will become immediately exercisable and vested in full if there is a sale or other transfer of all or substantially all of the assets of the Company on a consolidated basis, the acquisition of beneficial ownership by a party, directly or indirectly, of the securities representing 50% or more of the voting rights for directors of the Company, and during any three year period following a “solicitation in opposition,” there is a failure of a majority of persons nominated by management over said three year period to win election to seats on the Board of Directors (based upon the number of seats available at the beginning of such three year period). Full or partial acceleration of vesting will occur in the event of death, disability or involuntary termination. The Compensation Committee may accelerate vesting, in whole or in part, under such circumstances as the Compensation Committee deems appropriate, but subject to the requirements of Section 162(m) of the Internal Revenue Code. Our recent option grants have limited acceleration of vesting for stock options in the event of a change in control of the Company if the exercise price of the options at the time of the event is above fair market value.

Cessation of Employment

Each individual grant agreement sets forth the rights and restrictions of the team member as to continued vesting and exercise of options after the employee’s cessation of employment with the Company. Under the terms of the current individual grant agreement, subject to exceptions set forth in the grant agreement, if a team member ceases to be employed by the Company, then, in general, the team member shall have the lesser of the original option period or 90 days to exercise any vested stock options, and all unvested options immediately expire. The current grant agreement also provides for vesting and exercise in the event of retirement by a team member. Early retirement is defined as age plus years of service equal 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equal 70, with a minimum age of 60, or age 65 (regardless of service). The following table outlines the current retirement rules:

	Early Retirement	Normal Retirement
Stock Options	Unvested shares accelerated and the shorter of 12 months or the expiration date to exercise.	Unvested shares accelerated and the shorter of 36 months or the expiration date to exercise.

Restricted Shares or Units	Pro-rated and paid at the end of vesting period.	100% pro-ration and paid at the end of vesting period.

The grant agreement further provides that if at anytime, after cessation of employment, the team member becomes employed by or associated with a business, including being a consultant to or a member of the board of directors of such business, which is in the “dinner house” segment of the restaurant business, then any vested options shall expire on the earlier to occur of 90 days after the date of employment or association with such business or the end of the option time period permitted under the immediately preceding paragraph.

Amendments

The Plan may be amended, altered or discontinued by the Compensation Committee without the approval of the shareholders, except that the Compensation Committee does not have the power or authority to adversely affect the rights of any participant or beneficiary of any stock options or Awards granted under the Plan prior to the date such amendment is adopted by the Compensation Committee in the absence of written consent to the change by the affected participant or beneficiary. The Compensation Committee, however, may make appropriate adjustments in the number of shares covered by the Plan, the number of outstanding options, option prices, and any restrictions on outstanding Awards to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, spin off, liquidation, change in control, or the like, of or by the Company. Notwithstanding the foregoing, no amendment to the Plan may be made without approval of the Company’s shareholders that would materially increase the number of shares available under the Plan (except as noted in the preceding sentence), change the types of Awards available under the Plan, materially expand the class of persons eligible to receive Awards under or otherwise participate in the Plan, materially extend the term of the Plan, materially change the method of determining the strike price of the options under the Plan, permit repricing of an option or SAR, or permit the grant of an option or SAR for, or in connection with, the cancellations or surrender of an option, SAR or Stock Award granted under the Plan having a higher option or exercise price.

Current Information Regarding Plan

The Plan and All Previous Plans

Combined Outstanding Stock Options					Combined Outstanding Stock Awards
Number of Options	Range of Option Prices		Weighted Average Price	Weighted Avg Contractual Life (Years)	Number of Stock Awards
	Low	High
2,777,364	$14.79	$43.53	$24.29	3.83	1,699,038

The numbers in the table above reflect the Plan information as of August 30, 2013 under (i) the Plan, (ii) all of our previous plans for eligible team members, and (iii) the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (the “1999 Plan”).

Information about options and Stock Awards granted during the Company’s 2013 fiscal year under the Plan to the Named Executive Officers can be found in the tables under the headings “Fiscal 2013 Summary Compensation Table,” and “Fiscal 2013 Grants of Plan-Based Awards Table” following the Compensation Discussion and Analysis in this Proxy Statement. During the 2013 fiscal year, options covering 126,689 shares were granted to current executive officers as a group under the Plan and options covering 185,466 shares were granted under the Plan to all other eligible team members (excluding current executive officers) as a group. Current options generally become exercisable in four equal annual installments beginning one year after the date of the option grant. Also during the 2013 fiscal year, 107,522 shares of restricted stock units were granted to current executive officers as a group under the Plan and 407,262 shares of restricted stock units were granted under the Plan to all team members (excluding current executive officers) as a group. Depending upon the terms of the plan under which a grant is made, restricted stock and restricted stock units generally vest three years after the date of the grant.

Plan Amendment

As of August 30, 2013, stock options and Stock Awards covering 4,476,402 shares were outstanding and 3,193,297 shares were available for grant under the Plans (of which 1,635,847 shares were available for grant as Stock Awards under the Plans). If you approve the Amendment, the estimated maximum number of shares that may be issued under the Plans would be increased to 5,193,297 shares (of which 3,000,000 shares will be available for grant as Stock Awards in the Plan). This number represents shares available for, but not yet subject to, a grant or award as of the date of this Proxy Statement, assuming (i) no grants or awards were made under the Plans between August 30, 2013 and such date, and (ii) no grants or awards previously made under the Plans are canceled between August 30, 2013 and such date, plus the additional 2,000,000 shares authorized by the Amendment.

Either authorized but unissued shares or treasury shares of Common Stock may be issued in connection with grants and awards under the Plans. In addition, any shares subject to an award which are forfeited or not issued because the terms and conditions of the grant or award are not met may be re-used for a new grant or award.

Required Vote; Recommendation

The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the annual meeting in person or by proxy is required to approve the Amendment of the Plan.

The Board of Directors believes that approval of the Amendment is in the best interest of the Company and that the additional shares will strengthen the Company’s ability to attract and retain key team members and furnish additional incentives to such persons by encouraging them to become owners of the Common Stock of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE STOCK OPTION AND INCENTIVE PLAN.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules. The Board will describe in the proxy statement the basis for determining whether any relationship is immaterial.

The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined and as required by our Corporate Governance Guidelines, and the requirements of the SEC and NYSE.

Joseph M. DePinto	Jon L. Luther
Harriet Edelman	John W. Mims
Michael A. George	George R. Mrkonic
William T. Giles	Rosendo G. Parra
Gerardo I. Lopez

The only members of the Board who are not independent are Douglas H. Brooks and Wyman T. Roberts. Mr. Brooks is the former CEO of the Company and is leaving the Board of Directors at the end of his current term on November 7, 2013 after 14 years of service on the Board of Directors. Mr. Roberts, as CEO and President of the Company, is the only employee member of the Board. The Board has further determined that no material relationship exists between us and each non-employee director (excluding Mr. Brooks) outside of their service as a member of the Board of Directors. In this proxy statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.”

Board Structure

The Board of Directors does not have classes where a director serves multi-year terms. Each director serves for a one year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things including:

•	the quality of past director service, and attendance at Board of Directors and Committee meetings;

•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;

•	input from other members of the Board of Directors concerning the performance of that director through a peer review process;

•	the independence of the director; and

•	whether the director has met any age guidelines for continued service.

A non-employee director is expected to serve at least four one-year terms (subject to annual renomination and re-election). Presently, Ms. Edelman and Messrs. Mims, Mrkonic and Parra have served for more than four one-year terms.

Mr. Michael Dixon resigned from the Board of Directors on November 28, 2012, immediately following his appointment as Senior Vice President and Chief Financial Officer of Ignite Restaurant Group, Inc.

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Audit** Committee	Compensation Committee	Governance & Nominating Committee
Douglas H. Brooks*
Joseph M. DePinto	M	M
Harriet Edelman	M		C
Michael A. George
William T. Giles
Gerardo I. Lopez
Jon L. Luther		M	M
John W. Mims		M	M
George R. Mrkonic	C	M
Rosendo G. Parra		C	M
Wyman T. Roberts

Meetings During FY’ 13	11	4	4

C — Committee Chair

M — Member

*	Chairman of the Board

Mr. Brooks is leaving the Board of Directors at the end of his current term on November 7, 2013.

**	Mr. Dixon served on the Audit Committee until his resignation on November 28, 2012.

The charters for each of these committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees required by the NYSE and the SEC.

The role of the Audit Committee is provided to you in the “Report of the Audit Committee” later in this Proxy Statement. The Board of Directors has determined that Messrs. Giles and Mrkonic are “audit committee financial experts” as such term is defined in the SEC’s Regulation S-K. Further, the Board of Directors has determined the members of the Audit Committee are “financially literate” as such term is defined by the NYSE and the Audit Committee satisfies the “financial management expertise” standard required by the NYSE.

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the “Compensation Discussion and Analysis” and “Report of the Compensation Committee” later in this Proxy Statement.

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;

•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;

•	reviews, and makes recommendation to the Board of Directors regarding, the compensation paid to non-management Board members;

•	reviews, and makes recommendation to the Board of Directors regarding, CEO succession plans;

•	recommends corporate governance guidelines to the full Board of Directors;

•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and

•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 26, 2013, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Also, all members (except for Messrs. George, Giles, Lopez and Roberts who were appointed at various dates in calendar 2013) of the Board of Directors attended the Company’s 2012 annual meeting of shareholders. Such attendance allows for direct interaction between you and members of the Board of Directors.

Chairman of the Board and Lead Director

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer. Prior to the Company’s 2013 annual meeting of shareholders, due in part to the unique skills and knowledge brought by Mr. Brooks, the Board believed that the combined role of Chairman and Chief Executive Officer promoted the execution of the strategic responsibilities of Board and management because Mr. Brooks as Chief Executive Officer was the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Mr. Brooks has served as Chairman of the Company since November 2004 and served as Chief Executive Officer from January 2004 until November 2012 and various other roles during his more than 35 years at the Company. Because Mr. Brooks, as Chairman, as during his term was a member of management, the Board considered it useful and appropriate to designate a “Lead Director” to coordinate the activities of the independent directors. The presence of a Lead Director provides additional assurance as to the independence of the Board’s oversight of management.

Mr. DePinto currently serves as Lead Director. As Lead Director, Mr. DePinto chaired each meeting of the Independent Directors (an “Executive Session”). The Independent Directors generally meet in Executive Session at each Board meeting.

As the Lead Director of the Board, Mr. DePinto’s duties include:

•	presiding at all meetings of the Board of Directors when the Chairman of the Board is not present;

•	serving as liaison between the Chairman of the Board and the Independent Directors;

•	reviewing information sent to the Board of Directors;

•	approving meeting agendas and schedules for the Board of Directors;

•	having the authority to call a meeting of the Independent Directors; and

•	being available for consultation and direct communication with major shareholders.

The Board believes that in light of Mr. Brooks’ unique experience with the Company the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the responsibilities outlined above, provided the appropriate balance between strategy development, independent leadership and oversight of senior management.

Commencing with the retirement of Mr. Brooks at the Annual Meeting, the Company will separate the roles of Chairman of the Board of Directors and CEO. At such time, the Board will elect a Chairman of the Board from the ranks of the Company’s independent directors and will eliminate the separate designation of a Lead Director. The Board believes that at the present time the new board leadership structure will serve the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management to serve in the role of Chairman of the Board, ensuring a continued significant role for independent directors in the leadership of the Company, while allowing Mr. Roberts, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors and dispensing with the need for a separate independent director to discharge the role of Lead Director. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties will include:

•	creating and maintaining an effective working relationship with the CEO and management;

•	managing the relationship between the Board as a whole and the CEO and management;

•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;

•	facilitating discussions among the directors inside and outside the Board meetings;

•	driving practices and improvements on Board effectiveness and productivity;

•	briefing the CEO on issues raised in executive sessions;

•	presiding at all meetings of the Board of Directors;

•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions and providing review of pre-meeting materials delivered to Directors;

•	overseeing annual Board and Board Committee evaluations;

•	delivering the annual CEO evaluation;

•	overseeing all governance matters for the Board and shareholders;

•	being available for consultation and direct communication with major shareholders; and

•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including, the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting and internal controls over financial reporting, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s auditors and the performance of the Company’s independent auditors and the Company’s internal audit function. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The

Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through updates provided at full Board meetings, attendance at committee meetings and committee reports about such risks.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The same proxy peer group is used for the Board as is used for our named executive officers (which is identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis in this Proxy Statement). For fiscal 2014, commencing with the Board of Directors meeting in November 2013, non-employee directors of the Company will receive the following compensation:

•

an annual retainer of $50,000 for any non-employee director (other than Chairman of the Board), which, at the director’s choosing, will be paid or granted in any combination of cash or restricted stock units as they may elect (with the director receiving a 25% match in restricted stock units for the portion of his or her annual compensation which they elect to take in restricted stock units);

•

an annual retainer of $250,000 for the non-employee Chairman of the Board, if appointed, which at his or her choosing, will be paid or granted in any combination of cash or restricted stock units as they may elect so long as at least 50% is in restricted stock units (with the Chairman receiving a 25% match in restricted stock units for the portion of his or her annual compensation which they elect to take in restricted stock units);

•	an annual grant of restricted stock units, valued at approximately $100,000; and

•

approximately 25% of the value of all restricted stock units will be granted with a distribution date of four years from the date of grant. The remaining 75% of the value will be granted with a distribution date of, at the director’s choice made prior to grant, (i) four years after date of grant, (ii) the director’s departure from the Board, (iii) one year following the director’s departure from the Board, or (iv) two years following the director’s departure from the Board.

Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year. Each director has a choice among cash and restricted stock units for his/her annual retainer thus allowing each director to receive his/her compensation in a manner that best fits his/her individual needs. However, the Board and we believe it is important that each director maintain an equity stake in our company; therefore, an incentive is provided for any portion of the annual retainer taken in equity.

Also, for fiscal 2014, commencing with the Board of Director meeting in November 2013, Committee members shall receive a supplementary retainer for accepting their responsibilities:

•	Each member of the Audit Committee will receive $20,000 (payable quarterly);

•	Each member of the Compensation Committee will receive $12,500 (payable quarterly); and

•	Each member of the Governance and Nominating Committee will receive $10,000 (payable quarterly).

Additionally, the Committee Chairs receive a further supplementary retainer for accepting the additional Chair responsibilities:

•	Chair of the Audit Committee receives an annual retainer of $15,000;

•	Chair of the Compensation Committee receives an annual retainer of $12,000;

•	Chair of the Governance and Nominating Committee receives an annual retainer of $10,000; and

•	Lead Director (if Chairman of the Board is an employee director) receives an annual retainer of $25,000.

All of our retainers are paid on the assumption a certain number of Board and Committee meetings (in-person and telephonically) will occur during the year. Directors are expected to attend the Board and their respective Committee meetings, and no additional compensation is paid for attendance at these meetings. If the number of any such meetings exceeds the following totals, each director in attendance at such extra meetings will receive a per meeting fee of $2,000 for in-person meetings and $1,000 for telephonic meetings.

•	Board of Directors—eight meetings;

•	Audit Committee—nine meetings;

•	Compensation Committee—six meetings; and

•	Governance and Nominating Committee—five meetings.

We also reimburse directors for costs incurred by them in attending meetings of the Board. Equity grants are made on the latest of the sixtieth day following the Board of Directors’ meeting held on the same day as the annual shareholders meeting or the first business day of the calendar year following the annual shareholders meeting. For Fiscal 2014, directors will receive restricted stock units for all of their equity compensation with variable distribution dates ranging from four years after grant to two years following departure from the Board (as described above in this Directors’ Compensation section).

Fiscal 2013 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Joseph DePinto(5)	99,000	97,478	—	—	—	586	197,064
Michael Dixon(5)(6)	18,000	—	—	—	—	495	18,495
Harriet Edelman(5)	98,000	84,976	—	—	—	79	183,055
Michael George(5)	33,000	42,464	—	—	—	—	75,464
William Giles(5)	33,000	42,464	—	—	—	—	75,464
Gerardo Lopez(5)	33,000	42,464	—	—	—	—	75,464
Jon Luther(5)	72,000	84,976	—	—	—	191	157,167
John Mims(5)	78,000	97,478	—	—	—	1,182	176,660
George R. Mrkonic(5)	107,000	97,478	—	—	—	113	204,591
Rosendo Parra(5)	90,000	84,976	—	—	—	898	175,874

(1)	Messrs. Brooks and Roberts were omitted from the Director Compensation Table since they do not receive compensation for serving on our Board. Their respective compensation is reflected in the Summary Compensation Table of this Proxy Statement.

(2)	Reflects the aggregate dollar amount of all fees each director earned in Fiscal 2013 (whether paid in cash or granted in the form of equity) for service as a director, including annual retainer, committee chair fees, meeting fees and lead director fees. Directors had the option to receive any portion of their $50,000 annual retainer in restricted stock units. We provide a 25% match in kind on any portion of the annual retainer converted to units. For restricted stock units, dividends are accumulated and paid upon distribution.

(3)	Ms. Edelman and Messrs. DePinto, Luther, Mims, Mrkonic and Parra were each granted 2,658 restricted stock units for fiscal 2013. Following their appointment to the Board, Messrs. George, Giles and Lopez were each granted 1,116 restricted stock units for fiscal 2013.

•	Messrs. DePinto, Mims and Mrkonic elected to receive their entire annual retainer in stock. Ms. Edelman and Messrs. Luther and Parra elected to receive 100% of their annual retainer in cash.

•	Messrs. George, Giles and Lopez each received a $25,000 cash retainer for their Board service from appointment to the next annual shareholders meeting on November 7, 2013.

The amounts shown represent the grant date fair value of the stock awards granted to the directors in fiscal 2013, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not include any reduction in value for the possibility of forfeiture.

(4)	Our directors receive a complimentary dining card for use in our restaurants. The dining card value used by each director was less than $10,000. Therefore, the values in this column are the tax gross up that was paid to each director.

(5)	We have not included a table detailing the Board of Directors outstanding equity. All of our restricted shares are non-forfeitable when granted and we do not report those in the table. Mr. Brooks and Mr. Roberts are omitted from this table as their respective outstanding equity is reflected in the Outstanding Equity Awards Table of this Proxy Statement. Messrs. DePinto, George, Giles, Lopez, Luther and Mims and Ms. Edelman would not be listed on this table because all of their equity ownership is now held in restricted stock or restricted stock units and they do not hold any stock options. Prior to resignation, Mr. Dixon also did not hold any stock options and would not be listed on the table.

(6)	As previously noted, Mr. Dixon resigned from the Board of Directors on November 28, 2012.

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, including the Lead Director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1. Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2. Each candidate shall have demonstrated integrity and ethics in his/her personal and professional life and have established a record of professional accomplishment in his/her chosen field.

3. No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4. Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

5. In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a) Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b) Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c) Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas—finance, accounting, sales and marketing, organizational development, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate’s suitability.

Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2014 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered to our principal executive offices no later than May 20, 2014. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all of the directors, since each director’s term is only one year, for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee determined to recommend to the Board that Messrs. DePinto, George, Giles, Lopez, Luther, Mims, Mrkonic, Parra and Roberts and Ms. Edelman be nominated for re-election to the Board of Directors. The Board accepted the recommendations and nominated such persons. The Governance and Nominating Committee did not receive any recommendations from shareholders proposing candidates for election to the Board at the annual meeting.

Code of Ethics

We have adopted a code of ethics that applies to all members of the Board of Directors and our team members. You may obtain a copy of the code free of charge in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

Tony A. Bridwell, 50, is Senior Vice President of PeopleWorks, having been appointed to this position in July 2013. Mr. Bridwell was previously employed by Partners in Leadership, Inc. in various positions including Business Unit President from September 2012 to July 2013 and Area Vice President from April 2004 to August 2012.

Guy J. Constant, 48, is Executive Vice President, Chief Financial Officer and President of Global Business Development, having been appointed to this position in January 2013. Mr. Constant previously served as Executive Vice President and Chief Financial Officer from September 2010 to January 2013, Senior Vice President of Finance from May 2008 to September 2010, Vice President of Strategic Planning and Analysis and Investor Relations from September 2005 to May 2008, and Senior Director of Compensation from November 2004 to September 2005. Mr. Constant was previously employed by American Airlines for 10 years where he most recently served as Director of Executive Compensation.

David Doyle, 53, is Senior Vice President and Chief Information Officer, having been appointed to this position in August 2013. Mr. Doyle previously served as Senior Vice President and Controller from February 2003 to August 2013, Vice President-Assistant Controller from June 1997 to February 2003, and Director of Corporate Accounting from July 1994 to June 1997.

Krista Gibson, 49, is Senior Vice President of Brand Strategy for Chili’s Grill & Bar, having been appointed to this position in September 2004. Ms. Gibson began her career with Brinker as Vice President of Marketing for the On the Border Mexican Grill & Cantina from July 1997 to August 2004. Ms. Gibson was previously employed by Darden Restaurants’ Red Lobster division holding multiple marketing roles from 1989 to 1997. Ms. Gibson holds a seat on the executive advisory board for the University of Florida Center for Retailing Education and Research. Ms. Gibson is a member of the Women’s Foodservice Forum and Dallas Regional Chamber’s Executive Women’s Roundtable.

David Parsley, 67, is Senior Vice President of Supply Chain Management, having been appointed to this position in May 2011. Mr. Parsley previously served as the President and CEO of Centralized Supply Chain Services, LLC from February 2009 to May 2011. Mr. Parsley was employed as Senior Vice President of Supply Chain Management for DineEquity from November 2007 to February 2009, Senior Vice President of Supply Chain Management for Applebees International from April 2000 to November 2007. Mr. Parsley previously held executive positions for Prandium, Inc., the Panda Management Company and Carl Karcher Enterprises. Mr. Parsley is a member of the Institute of Supply Chain Management and the Council of Supply Chain Management Professionals.

Steve Provost, 53, is Senior Vice President and President of Maggiano’s Little Italy, having been appointed to this position in November 2009, having previously served as Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost previously served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost was employed by Yum Brands, Inc. from 1991 to 2007, serving in various roles, most recently as Head Coach, Southeast Region for the KFC brand from 2003 to 2005 and Chief Marketing Officer for the Long John Silver’s and A&W brands.

Roger F. Thomson, 64, is Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, having been elected to this position in June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

Kelli Valade, 43, is Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in July 2009. Ms. Valade previously served as Senior Vice President of Chili’s Grill & Bar and On the Border PeopleWorks and Brinker Shared Services from October 2008 to July 2009, and Vice President for Emerging Brands and Corporate Human Resources from 2002 to 2008, and Director of Human Resources for On the Border Mexican Grill & Cantina. Ms. Valade previously served as Manager of Training and Recruiting for Carlson Restaurants Worldwide’s Specialty Concepts Division from 1994 until 1996. Ms. Valade holds a seat on the founders board of the Multi-Cultural Food Service Hospitality Alliance and sits on the Advisory Board for People Report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this discussion we make reference to terms that are used internally to define our team member population. These team member groupings are described below:

•	“named executive officers” (NEOs)—our five most highly compensated executives detailed in this discussion;

•

“Brinker Leadership Team”—this is our key leadership group of our CEO and our CEO’s direct executive reports and other key officers (which include our executive vice presidents, our brand presidents, our head of global development, our chief operating officer of our largest brand, our head of strategic innovation, our head of supply chain management, our head of information technology and our head of PeopleWorks);

•	“RSC team member”—any of our team members who work in a support role at our restaurant support center (RSC), not specifically for one of our restaurant brands; and

•	“brand team member”—any of our team members who work for a particular restaurant brand.

Structure and Role of the Compensation Committee

The Compensation Committee (“Committee”) is comprised entirely of Independent Directors who are responsible for aligning our compensation programs with our compensation philosophy of rewarding performance. Specifically, the Committee reviews and approves any compensation decisions regarding the Brinker Leadership Team (with input from the CEO), including the CEO. The CEO does not provide input on his own compensation to the Committee. Further information about the duties of the Committee can be found in the Compensation Committee Charter, which can be found on our website at http://brinker.com/corp_gov/comp_committee.asp. To make certain the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) to advise on executive compensation.

•

Benchmarks, with the assistance of an outside, independent third party, data to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent. The peer group for each officer may vary depending on the nature and scope of his/her individual responsibilities.

•	Approves the design and performance metrics used in our incentive plan.

•	Reviews annually detailed compensation tally sheets for the named executive officers.

•	Submits recommendations to the full Board of Directors for approval and ratification of the CEO’s compensation.

•	Holds executive sessions (without our management present) at every Committee meeting.

•	Provides recommendations to the full Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting.

Executive Summary

Brinker’s compensation programs are structured to reinforce our strategic principles—to be a premier and progressive company with a balanced approach towards sales, profits, guests and team members.

Fiscal 2013 saw improved results for the Company despite the slow recovery for the overall economy. Our strategies and initiatives drove much of our gains in fiscal 2013 resulting in increased earnings per share on a year-over-year basis. The initiatives included installing new kitchen equipment in company-owned and domestic franchise Chili’s restaurants, installing integrated point of sale and back office software systems in company-owned Chili’s, continued remodeling of a significant number of company-owned Chili’s, introducing new menu items and improving existing favorites, and the repurchasing of shares of our common stock. The results showed in labor efficiencies, better guest feedback, kitchen efficiencies, increased inventory control and value return to our shareholders. This positive financial success was reflected in our variable compensation programs with long-term programs seeing increased payout while short-term programs were impacted by underperformance in our comp sales.

Our compensation programs for executive officers, including our NEOs, reflect the competitive environment in which we operate and align a pay-for-performance philosophy. More specifically we:

•	Use variable compensation plans to make-up the majority of potential total compensation placing significant amounts of compensation “at risk”;

•

Establish incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases, and significantly reduced compensation when our financial performance is below expectations or our stock price decreases;

•

Utilize both cash and equity elements with varying time horizons and financial metrics to motivate and reward sustained performance that is aligned with shareholder interests but is not tied to a single financial measure or measurement period that could result in unintended consequences;

•

Provide competitive levels of compensation to attract and retain the best qualified executive talent. Both the Committee and our Brinker Leadership Team strongly believe that the caliber of our overall officer team makes a significant difference in our sustained success over the long-term;

•	Link our officers’ interests with the sustained performance of the company by having executives satisfy stock ownership guidelines; and

•	Allow actual compensation to vary based on individual performance.

Say-on-Pay Feedback from Shareholders

In 2012, we submitted our executive compensation program to an advisory vote to you, our shareholders, and it received the support of over 99.1% of the total votes cast on the proposal. Annually, the Compensation Committee intends to review the results of the advisory vote and will consider this feedback as it completes its annual review of each pay element and total compensation packages for our NEOs with respect to the next fiscal year.

Pay for Performance

The Company’s executive compensation programs are aligned with our business initiatives and have been designed to pay commensurate with level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2013 compensation packages for our CEO and NEOs are heavily weighted towards variable compensation. The variable compensation awarded in fiscal 2013 included an annual incentive under our short-term incentive plan and the economic value of stock options, performance RSUs (at target) and career equity.

As the graphs below show, performance-based incentives constitute the largest portion of target total direct compensation for our CEO and other NEOs:

The Company believes the compensation programs are an important factor in driving our NEOs’ performance to achieve long term EPS growth. The success of our strategy is represented below. In years when our performance is below target, our NEO pay programs effectively reduced pay levels. Conversely, when performance is improved compensation increases, aligning our pay programs with shareholder returns.

* EPS calculation excludes special items and discontinued operations

Roles of the Compensation Committee, Consultants and Management

The Compensation Committee is responsible for determining the compensation of the Brinker Leadership Team, including the named executive officers. All compensation recommendations are reviewed and approved by the independent directors of the full Board. The Committee utilizes three sources during their evaluation process: (1) Pearl Meyer & Partners (“Pearl Meyer”), the Board’s independent consulting firm; (2) Meridian Compensation Partners, LLC (“Meridian”); and (3) management. The Committee annually reviews the performance of all consultants. The Compensation Committee has also affirmatively determined that Pearl Meyer and Meridian are “independent” as required the SEC and NYSE.

Pearl Meyer has been retained by and reports directly to the Compensation Committee. Pearl Meyer does not have any other consulting engagements with management. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements and compensation best practices.

Meridian is also retained by the Committee and provides detailed benchmarking data based on our benchmarking peer group. Meridian does not have any other consulting engagements with management. Meridian generates an independent report that is utilized in determining compensation levels for our Brinker Leadership Team. A more detailed discussion of the benchmarking process is provided in the Benchmarking section below. Based on the benchmark data and individual performance, the CEO provides input and recommendations to the Committee in setting total compensation for the Brinker Leadership Team, excluding his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program, comprised of base salary increases, if any, short-term incentive targets as a percentage of base pay and long-term incentive targets, that aligns the interests of the executives with those of our shareholders.

Benchmarking

The Committee engages an independent third party to provide market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. For fiscal 2013, we retained Meridian to provide us with data drawn from their proprietary database. The benchmarking peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. We were near the median in terms of revenue size as compared to our benchmarking peer group. Proxy data from our Performance Share Plan peer group (which is identified in more detail in the Long-Term Incentives section of this Compensation Discussion and Analysis) was blended with data from Meridian’s database for the NEOs to provide us with benchmark information that we believe accurately reflects the market in which we compete for executive talent, particularly for the named executive officers. The following table lists the companies used in fiscal 2013 as our benchmarking proxy peer group for setting the fiscal 2013 compensation for the named executive officers:

Benchmarking Proxy Peer Group

BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
Buffalo Wild Wings, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
CBRL Group, Inc.	McDonalds Corporation	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Panera Bread Company	Wendy’s/Arby’s Group, Inc.
The Cheesecake Factory, Inc.	P.F. Chang’s China Bistro, Inc.	Yum! Brands, Inc.

The benchmarking proxy peer group was reviewed and the Committee determined that due to privatization of P.F. Chang’s China Bistro, Inc., it would be replaced with Bloomin’ Brands, Inc. for fiscal 2014.

Meridian’s benchmark information was used to establish ranges for total compensation (base salary + short-term cash incentives + long-term equity incentives). We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable)

while recognizing our performance, as well as the individual’s performance, criticality and experience, and internal equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short and long-term). The table below shows the percentage of fixed versus variable compensation elements for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the Named Executive Officers for Fiscal 2013

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation
Wyman T. Roberts(1)	CEO and President and President of Chili’s Grill & Bar	25%	75%
Guy J. Constant	EVP, CFO and President of Global Business Development	26%	74%
Roger F. Thomson	EVP, CAO, General Counsel and Secretary	36%	64%
Steve Provost	President of Maggiano’s Little Italy	32%	68%
Kelli Valade	COO of Chili’s Grill & Bar	41%	59%

(1)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar.

Fiscal 2013 Executive Compensation and Benefit Components:

For the fiscal year ended June 26, 2013, the principal components of compensation and benefits for our named executive officers are listed:

•	Base Salary;

•	Short-Term Incentives;

•	Long-Term Incentives;

•	Retirement Benefits;

•	Health and Welfare Benefits; and

•	Perquisites.

In the sections that follow we detail how each component of compensation is evaluated. It is important to note that while each individual component is reviewed; all decisions are made in a total compensation context.

Base Salary

Base salaries provide our team members with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, their experience and most importantly their performance.

For fiscal 2013, officers, including the NEOs, received a 3.0% merit increase on average with the rest of the organization.

Short-Term Incentives

Our Profit Sharing Plan is a non-qualified annual incentive arrangement in which all RSC team members, including the named executive officers, and certain restaurant brand team members participate. The Plan measures both financial performance and individual performance.

•	At target, two-thirds of the award is based on financial performance and one-third of the award is based on individual performance.

•

The financial portion of the plan measures actual earnings per diluted share (EPS) versus a target EPS for all team members. These targets are established within the first quarter of our fiscal year by the Board and are designed to reinforce our focus on profitability and enhancement of long-term shareholder value.

•

Individual performance is measured based on the achievement of key performance indicators (KPIs). KPIs are established at the beginning of the year and align with our strategic goals. An individual performance component allows us to recognize critical factors to our performance; and to reward an individual’s contribution to the organization. KPIs can include such items as project implementations, guest satisfaction, or employee engagement.

For all of our named executive officers, the financial performance portion of the short-term incentive is based on EPS. The maximum award that any individual can receive is 150% of his/her individual short-term incentive target, and minimum thresholds must be achieved to earn a payout. The table below details the actual short-term incentive payout versus target for the NEOs:

Fiscal 2013 Actual Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2013	Short-Term Incentive Target Payout for Fiscal 2013
Douglas H. Brooks(1)	Chairman of the Board, President and CEO	$724,841	$1,028,970
Wyman T. Roberts(1)	CEO and President and President of Chili’s Grill & Bar	$407,039	$577,825
Guy J. Constant	EVP, CFO and President of Global Business Development	$173,103	$245,733
Roger F. Thomson	EVP, CAO, General Counsel and Secretary	$232,837	$330,531
Steve Provost	President of Maggiano’s Little Italy	$186,513	$264,771
Kelli Valade	COO of Chili’s Grill & Bar	$118,863	$168,736

(1)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

Fiscal 2013 Profit Sharing Plan—This year the Company established a target which was consistent with our long-term goal of annual EPS growth. Actual adjusted non-GAAP EPS for the Profit Sharing Plan was $2.45 compared to a target non-GAAP EPS for the Profit Sharing Plan of $2.48, resulting in a 89.0% payout under the financial performance metric and a 100% payout under the Individual Performance Metric. The Brinker Leadership Team, including the NEOs, did not achieve full performance on their KPIs as they did not meet their Comp Sales performance (missing by 2.1%) and the Cash Flows performance (missing by 0.9%). This achievement negatively impacted their payout under the Individual Performance Metric.

The formulas used to calculate both plan and actual performance are outlined in our Profit Sharing Plan. However, from time to time unplanned events occur that are not explicitly detailed within the Profit Sharing Plan. In such instances, the Compensation Committee reviews the scenarios and determines how specific events should be accounted for under the Profit Sharing Plan. The intent when making such decisions is to ensure the impact to the Profit Sharing Plan is fair to both participants and shareholders. The Committee reviewed and determined the treatment of the following items, among others, which impacted the earnings calculation used in the Profit Sharing Plan: impairment charges, impact on earnings related to the closed and acquired restaurants, and incremental interest expense associated with debt offering.

Long-Term Incentives

We grant a mix of stock options, performance shares and career equity to all of our officers with the belief that meeting our long-term strategic goals will increase our stock price. Target long-term incentive values are determined by the Committee by analyzing benchmark data, individual performance, program cost and total compensation targets. Once the target value is established, the number of shares granted as stock options, performance shares and career equity is based on delivering approximately 31% of the value in stock options and the remaining 69% in performance shares and career equity. Our equity programs give officers a stake in the potential rewards provided to shareholders as a result of their efforts.

All equity based awards, including stock options, are granted on the last Thursday of each August. However, the Committee will not grant equity compensation awards in anticipation of the release of material nonpublic information so the grant date could change if such a case should occur.

Stock Options

Stock options are intended to motivate participants to increase our stock price as they only have value if the market price of our stock increases over the closing price of our common stock on the date of grant. The actual compensation realized from stock options is dependent on both the increase in our stock price and each participant’s decision on when to exercise. Our stock options vest 25% per year over four years and have a term of eight years.

Performance Shares

To balance out the volatility of stock options while still aligning participants with shareholder interests, we also grant performance shares. Performance shares are earned based on our relative total shareholder return (TSR) compared to a select group of publicly-traded restaurant companies over a three year measurement period. The peer group is based on those companies with whom we compete for investor dollars and executive talent (these companies are also used in our executive compensation benchmarking). TSR is the measurement of the appreciation in the stock price for each company, plus dividends, if any. The following is a list of the fiscal 2013 TSR peer group:

Fiscal 2013-2015 Total Shareholder Return Peer Group

BJ’s Restaurants, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
Buffalo Wild Wings, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
CBRL Group, Inc.	McDonalds Corporation	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Panera Bread Company	Wendy’s/Arby’s Group, Inc.
The Cheesecake Factory, Inc.	P.F. Chang’s China Bistro, Inc.	Yum! Brands, Inc.

The total shareholder return peer group was reviewed and the Committee determined that due to the privatization of P.F. Chang’s China Bistro, Inc., it would be replaced with Bloomin’ Brands, Inc. for fiscal 2014.

The target award (which is granted at the beginning of the measurement period) is adjusted by the payout percentage which ranges from 0% to 175%. To earn 100% of a target award, we have to rank 7th in our peer group. Any payout is reduced by 20% if our TSR is negative. A cap is also imposed on the maximum payout of two and one half times the stock price at the time of grant. The table below reflects the ranking and related payout percentage for the fiscal 2013-2015 performance share plan.

Rank	Payout Percentage
1	175%
2	175%
3	165%
4	145%
5	135%
6	125%
7	100%
8	90%
9	70%
10	50%
11	20%
12-16	—%

Earned shares are distributed shortly after the completion of the three year performance period. Earned shares are not subject to further vesting requirements; although they may need to be retained to meet stock ownership guidelines (see discussion below).

Fiscal 2011–Fiscal 2013 Performance Share Plan—We ranked in 2nd place and earned a 175% payout.

Career Equity

Career equity is a restricted stock unit program that works as a retention device since the shares only vest upon retirement (detailed information concerning our retirement provisions can be found below in the paragraph titled Retirement Definitions and Payouts). The value realized by executives is based on our stock price performance from the grant date until the executive’s retirement, which reinforces our long-term strategic goal of enhancing long-term shareholder value. Career equity makes up less than 10% of the total long-term incentive value for our NEOs. The number of shares granted each year fluctuates based on our stock price. The goal is to provide the NEOs approximately two-times their annual salary in stock at retirement (assuming their career spanned at least fifteen years from the inception of the program).

Stock Ownership Guidelines

We have stock ownership guidelines for our Board of Directors and our senior vice presidents and above, including the named executive officers. Stock ownership aligns these officers and directors with shareholders and promotes good corporate citizenship. These guidelines were first adopted in fiscal 2007.

The guidelines for all senior vice presidents and above define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); unvested restricted stock or restricted stock units; and one-third of any unvested performance shares. We include one-third of the unvested performance shares, because on average, it is expected that at least one-third of the shares will vest over multiple performance cycles. Thus, by counting these shares towards their ownership guideline, we limit the need for them to purchase shares in the open market to meet the guideline.

The guidelines for our Board of Directors define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); and unvested restricted stock or restricted stock units. The guideline was established by taking a multiple of base salary (annual retainer in the case of the Board) which was used to calculate a fixed share amount by position. The guidelines are as follows:

Stock Ownership Guidelines

Level	Stock Ownership Guidelines
Board Member	9,000
CEO	202,500
EVP or Brand President	67,500
SVP	33,000

Ownership is reviewed annually by the Board of Directors. Officers subject to the guidelines have five years to accumulate the necessary shares. The five year period begins on the date the officer is promoted to senior vice president or above. If, however, such officer was not previously an employee of the company, then the officer will be provided six years to meet the guideline. Should any of these officers be below the guideline after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guideline is met. Directors have four years to accumulate the necessary shares. Currently no officer or director is out of compliance with the guidelines. No officer or director is permitted to hedge the economic ownership of their guideline.

Fiscal 2014 Considerations

The Compensation Committee conducted a detailed review of our compensation programs and benefits in comparison to our operating climate and the market as a whole. The Committee determined that we had the appropriate mix of compensation and benefits in place (cash, short-term incentives, stock options, restricted stock units and 401(k)). The Board did approve a merit increase pool for all team members for the fiscal year.

Retirement Benefits

Savings Plans

Our 401(k) Savings Plan (“401(k) Plan”) and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with a competitive tax-deferred long-term savings vehicle. The 401(k) Plan is a qualified 401(k) plan and the Deferred Plan is a non-qualified deferred compensation plan.

• 401(k) Plan

All of our team members, including those who may be classified as highly compensated by the IRS, who have attained the age of twenty-one and completed both one year and one thousand hours of service with the Company are eligible to participate in the 401(k) Plan. We will match 100% of each participant’s contribution for the first 3% of the participant’s base salary and bonus and 50% for the next 2% of the participant’s salary and bonus. All Company contributions vest immediately.

• Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the named executive officers. Deferred Plan participants elect the percentage of their salary and bonus, not to exceed 50%, they wish to defer into their Deferred Plan account. Deferrals earn a flat rate of interest which is compounded monthly. The interest rate is based on the prime rate on the first business day each November. The interest rate has a collar preventing it from increasing or decreasing more than one percentage point over the previous year.

We do not match executives’ deferrals under the Deferred Plan. Plan liabilities are notionally funded through Corporate Owned Life Insurance policies held within a Rabbi Trust. Trust assets are subject to the claims of the Company’s creditors.

Medical Benefits

Select officers, including the named executive officers, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the paragraph of the section entitled “Retirement Definitions and Payouts”). This fully insured policy is paid for by both the retiree and the Company. The cost split between retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 77% of the cost paid by the Company and 23% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Retirement Definitions and Payouts

For those executives who remain with us for their career we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equal 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equal 70, with a minimum age of 60, or age 65 (regardless of service). This definition is applied to all of our equity programs, our retiree medical program, and our Profit Sharing Plan. Listed below are our programs and their treatment under early and normal retirement:

	Early Retirement	Normal Retirement
Stock Options	Unvested shares accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested shares accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Career Equity	Pro-rated and paid upon retirement	The full award is paid upon retirement

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the named executive officers. Our salaried employees also receive term life insurance, short-term disability and long-term disability. The level of company-provided coverage for the senior vice presidents and above, including the named executive officers, is at a higher rate than other employees for some company-provided benefits. We have provided detailed information in the chart below for the named executive officers.

Company Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care
Benefit	4× Salary up to $3.5M	2× Salary up to $1M	70% Wage Replacement up to $30K per month	$201 daily benefit amount

Perquisites

We provide our officers with perquisites that are generally intended to promote the officers well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We currently provide our officers with the following perquisites:

•	a car allowance;

•	a financial planning allowance;

•	a dining card;

•	an annual executive physical;

•	an airline club membership;

•	a cell phone allowance; and

•	a health club reimbursement.

With his promotion to Chief Executive Officer and President of the Company, the Compensation Committee removed all of the perquisites listed above for Mr. Roberts except for the executive physical and dining card.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately, and not rolling them into base salary, ensures those dollars are not included in our calculations for benefits such as life insurance and other programs that use base salary in their calculation such as the Profit Sharing Plan and our 401(k) Plan.

Change in Control

We do not have any change in control agreements in place with any of our officers. However, our stock programs and Profit Sharing Plan do contain change in control provisions. Under our stock option program, in the event of a change in control, the unvested options are accelerated and the optionee has the full remaining term to exercise. We have made a change to this provision in our annual grant agreements that took effect in fiscal 2009 and future years where we will only accelerate “in the money” stock options.

Vesting on all unvested restricted shares is also accelerated as of the date of change in control. Under our Performance Share Plan, the participant becomes 100% vested and the relative ranking is established as of the date of the change in control thus ending the measurement period. In no event will less than 100% of the target award be distributed to the participant. This “floor” amount was included to ensure the retention of plan participants through the change-in-control date. As for our Profit Sharing Plan, if a change in control should occur prior to the end of the fiscal year, the participant will be eligible to receive a payment equal to the greater of the payout as calculated under the Plan provisions or his/her annual target award. Again, the “floor” award is included to ensure retention and to provide the participant the benefit of the doubt when the measurement period is truncated.

Tax Implications

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Committee to maximize the deductibility of our executives’ compensation whenever possible. However, the Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests. For fiscal year 2013, we believe the annual incentive payments, stock options, and performance shares all qualify for deduction under section 162(m).

Administration of Compensation Program

The Committee’s administration of the executive compensation program is in accordance with the principles outlined at the beginning of this Compensation Discussion and Analysis. The Committee believes that our compensation programs provide the necessary incentives and flexibility to promote our performance-based compensation philosophy while being consistent with our objectives. Our financial performance supports the compensation practices employed during the past year. No member of the Committee serves or previously served as an employee or officer of the Company.

Recoupment Provisions

In fiscal 2009, the Committee determined that clawback language should be inserted in our individual plan documents and our grant agreements going forward. Specifically, language was adopted stating that if the Board of Directors determines any fraud, negligence or intentional misconduct by an Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

Consideration of Prior Amounts Realized

In furtherance of the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains (or the lack thereof) are not considered in setting future compensation levels.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

ROSENDO G. PARRA (Chair)

JOSEPH DEPINTO

JON LUTHER

JOHN MIMS

GEORGE R. MRKONIC

Compensation Policies and Practices As They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and no employment agreements. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2013, the Compensation Committee reviewed the concept of risk, as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Compensation Committee noted that long term incentives are predominately equity based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to company performance.

FISCAL 2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas H. Brooks(6)(8)	2013	927,000	—	1,714,029	754,661	724,841	—	117,525	4,238,056
Chairman of the Board, President & CEO	2012	921,704	—	969,359	626,250	1,534,637	—	93,290	4,145,240
	2011	900,000	—	905,880	478,550	1,250,000	—	83,895	3,618,325

Wyman T. Roberts(6)	2013	657,908	—	1,053,612	829,118	407,039	—	57,057	3,004,734
CEO & President & Pres Chili’s Grill & Bar	2012	482,129	—	384,393	167,000	506,236	—	56,169	1,595,927
	2011	460,904	—	392,060	225,200	403,291	—	55,805	1,537,260

Guy J. Constant	2013	409,555	—	871,543	215,618	173,103	—	44,305	1,714,124
EVP and CFO Pres GBD	2012	395,097	—	306,420	167,000	355,587	—	42,446	1,266,550
	2011	338,462	—	203,945	101,340	244,183	—	38,735	926,665

Roger F. Thomson	2013	550,886	—	560,079	215,618	232,837	2,514	75,667	1,637,601
EVP, CAO, General Counsel and Secretary	2012	534,961	—	306,420	167,000	481,465	4,506	77,601	1,571,953
	2011	522,364	—	301,960	140,750	391,773	1,417	74,231	1,432,495

Steve Provost	2013	407,340	—	576,235	155,724	186,513	—	53,849	1,379,661
Maggiano’s Little Italy President	2012	395,565	—	295,996	137,775	385,675	—	53,756	1,268,767
	2011	384,087	—	211,860	112,600	288,065	—	51,610	1,048,222

Valerie Davisson(7)	2013	232,511	—	560,079	215,618	—	—	346,663	1,354,871
EVP, Chief PeopleWorks Officer	2012	409,646	—	306,420	167,000	368,681	—	48,856	1,300,603
	2011	396,154	—	301,960	140,750	297,115	—	45,936	1,181,915

Kelli Valade	2013	337,472	—	309,890	85,563	118,863	—	40,128	891,916
COO Chili’s Grill & Bar	2012	327,717	—	116,972	50,100	245,788	—	38,649	779,226
	2011	318,077	—	113,845	56,300	220,207	—	39,415	747,844

(1)	The amounts shown represent all salary received during fiscal 2013. Our salaries are paid on a bi-weekly basis.

(2)	The amounts shown represent the fair market value at grant date of equity granted to the NEOs in fiscal 2013 as determined pursuant to ASC Topic 718. These amounts do not include any reduction in the value for the possibility of forfeiture.

(3)	The amounts shown were earned under our fiscal 2013 Profit Sharing Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled “Short-Term Incentives” of this Proxy Statement.

(4)	Reflects the above market interest rate paid in the Deferred Plan to the NEOs. The market rate is the applicable federal rate published under IRS Section 1274, Revenue Ruling 2013-12. The rate for June 2013 was 2.92%, June 2012 was 3.12%, and for June 2011 was 4.76%. Our Deferred Plan paid 3.25% in calendar 2013, 3.75% in calendar 2012, and 4.75% in calendar 2011.

(5)	The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining card, taxable travel, financial planning, health club reimbursement, annual physical, phone allowance, life insurance, retiree medical, contributions to the qualified 401(k) plan and vacation buyback, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2013
Name	Company Matching Contributions to the Qualified 401(k) Savings Plan ($)	Car Allowance ($)	Vacation ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(a)	Other Compensation ($)(b)	Total All Other Compensation ($)
Douglas H. Brooks	10,200	12,000	—	57,446	37,879	117,525
Wyman T. Roberts	10,467	5,169	—	24,981	16,440	57,057
Guy J. Constant	10,240	9,600	—	15,906	8,559	44,305
Roger F. Thomson	10,200	9,600	—	36,614	19,253	75,667
Steve Provost	10,239	9,600	—	18,785	15,225	53,849
Valerie Davisson	2,674	5,301	—	5,088	333,600	346,663
Kelli Valade	10,198	8,400	—	4,913	16,617	40,128

(a)	Represents benefit premiums paid to a third party for Company provided Life Insurance, Long Term Care and Executive Retiree Medical.

(b)	Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for financial planning, annual executive physicals, health club membership, phone allowances and dining discounts. Ms. Davisson was eligible for, and received, a severance payment equal to eight months of salary for $317,907.

(6)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

(7)	Ms. Davisson resigned as Executive Vice President and Chief PeopleWorks Officer of the Company as of January 3, 2013.

(8)	Mr. Brooks’ last day as a full-time team member with the Company was June 27, 2013; however, he continues in his role as Chairman of the Board through the upcoming Annual Meeting of the Shareholders on November 7, 2013. Information on Mr. Brook’s potential payments upon termination or change in control has not been included in the tables following this Summary Compensation Table as a result of his retirement. Any amounts triggered by his retirement are included in this Summary Compensation Table.

Fiscal 2013 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas H. Brooks(5)
Performance Shares	8/30/2012				8,750	43,750	76,563				1,607,375
Restricted Stock Units	8/30/2012							3,063			106,654
Stock Options	8/30/2012								55,125	34.82	754,661
Profit Sharing	N/A	514,485	1,028,970	1,543,455
Wyman T. Roberts(5)
Performance Shares	8/30/2012				3,500	17,500	30,625				642,950
Restricted Stock Units	8/30/2012							6,565			228,593
Restricted Stock Units	1/2/2013							5,695			182,069
Stock Options	8/30/2012								15,750	34.82	215,618
Stock Options	1/2/2013								50,000	31.97	613,500
Profit Sharing	N/A	288,913	577,825	866,738
Guy J. Constant
Performance Shares	8/30/2012				3,500	17,500	30,625				642,950
Restricted Stock Units	8/30/2012							6,565			228,593
Stock Options	8/30/2012								15,750	34.82	215,618
Profit Sharing	N/A	122,867	245,733	368,600
Roger F. Thomson
Performance Shares	8/30/2012				2,800	14,000	24,500				514,360
Restricted Stock Units	8/30/2012							1,313			45,719
Stock Options	8/30/2012								15,750	34.82	215,618
Profit Sharing	N/A	165,266	330,531	495,797
Steve Provost
Performance Shares	8/30/2012				2,100	10,500	18,375				385,770
Restricted Stock Units	8/30/2012							5,470			190,465
Stock Options	8/30/2012								11,375	34.82	155,724
Profit Sharing	N/A	132,386	264,771	397,157
Valerie Davisson(6)
Performance Shares	8/30/2012				2,800	14,000	24,500				514,360
Restricted Stock Units	8/30/2012							1,313			45,719
Stock Options	8/30/2012								15,750	34.82	215,618
Profit Sharing	N/A	123,600	247,200	370,800
Kelli Valade
Performance Shares	8/30/2012				1,450	7,250	12,688				266,365
Restricted Stock Units	8/30/2012							1,250			43,525
Stock Options	8/30/2012								6,250	34.82	85,563
Profit Sharing	N/A	84,368	168,736	253,104

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Profit Sharing Plan. The minimum award level is 50% of target (d) and the maximum award is 150% of target (e). Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(2)	The amounts in columns (f)–(h) reflect the range of pay outs under our Performance Share Plan (detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement). The August 30, 2012 date reflects the date the target award was established for the performance shares. The actual award will not be earned until the end of fiscal 2015. Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(3)	The amounts listed in column (i) with a grant date of August 30, 2012 reflect the number of shares granted to the NEOs under our Career Equity Program. The shares are granted annually based on a target value and vest upon retirement. Details of the program can be found in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement.

(4)	The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2013 of stock awards as determined pursuant to ASC Topic 718.

(5)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

(6)	Ms. Davisson resigned as Executive Vice President and Chief PeopleWorks Officer of the Company as of January 3, 2013.

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Douglas H. Brooks(5)		55,125		34.82	8/30/2020	3,063	118,324	43,750	1,690,063
	18,750	56,250		21.79	8/25/2019	3,000	115,890	54,490	2,104,949
	42,500	42,500		15.83	8/26/2018	6,000	231,780	90,000	3,476,700
	82,500	27,500		14.79	8/27/2017	6,000	231,780
	110,000			19.12	8/28/2016	5,100	197,013
	110,000			28.30	8/30/2015	5,100	197,013
	112,501			25.65	8/31/2014
	187,500			22.59	11/4/2014

Wyman T. Roberts(5)		50,000		31.97	1/2/2021	5,695	219,998	17,500	676,025
		15,750		34.82	8/30/2020	6,565	253,606	21,200	818,956
	5,000	15,000		21.79	8/25/2019	1,500	57,945	40,000	1,545,200
	20,000	20,000		15.83	8/26/2018	2,000	77,260
	26,250	8,750		14.79	8/27/2017	2,000	77,260
	20,000			19.12	8/28/2016	2,000	77,260
	18,000			28.30	8/30/2015	1,500	57,945
	3,899			25.65	8/31/2014
	2			25.78	10/20/2013

Guy J. Constant		15,750		34.82	8/30/2020	6,565	253,606	17,500	676,025
	5,000	15,000		21.79	8/25/2019	1,500	57,945	16,500	637,395
	9,000	9,000		15.83	8/26/2018	1,500	57,945	20,000	772,600
	10,500	3,500		14.79	8/27/2017	1,500	57,945
	11,000			19.12	8/28/2016	1,500	57,945
	5,000			28.30	8/30/2015	500	19,315
	6,001			25.65	8/31/2014
	4,500			22.75	11/30/2014

Roger F. Thomson		15,750		34.82	8/30/2020	1,313	50,721	14,000	540,820
	5,000	15,000		21.79	8/25/2019	1,500	57,945	16,500	637,395
	1,250	12,500		15.83	8/26/2018	2,000	77,260	30,000	1,158,900
		7,500		14.79	8/27/2017	2,000	77,260
						2,000	77,260
						1,500	57,945

Steve Provost		11,375		34.82	8/30/2020	5,470	211,306	10,500	405,615
	4,125	12,375		21.79	8/25/2019	1,250	48,288	16,200	625,806
		10,000		15.83	8/26/2018	2,000	77,260	20,000	772,600
		2,750		14.79	8/27/2017	1,500	57,945
	1,500			17.77	5/4/2017	1,000	38,630

Valerie Davisson(6)						657	25,380	2,338	90,317
						750	28,973	8,250	318,698
						1,000	38,630	24,990	965,364
						1,000	38,630
						1,000	38,630
						750	28,973

Kelli Valade		6,250		34.82	8/30/2020	1,250	48,288	7,250	280,068
	1,500	4,500		21.79	8/25/2019	800	30,904	6,000	231,780
	5,000	5,000		15.83	8/26/2018	1,500	57,945	10,000	386,300
	7,000	3,500		14.79	8/27/2017	1,500	57,945
	11,000			19.12	8/28/2016	1,500	57,945
	5,000			28.30	8/30/2015	500	19,315
	6,751			25.65	8/31/2014
	7,501			22.59	11/4/2014

Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End Table

(Footnotes)

(1)	Unvested options vest 25% per year for four years and have an eight year life.

(2)	The awards listed in this column for all NEOs are for our Career Equity program (details can be found in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentives”).

(3)	Restricted stock and restricted stock units are valued at the closing price of the Company’s common stock as of the end of our fiscal year ended June 26, 2013.

(4)	The grants in this column for all the NEOs reflect target awards under the F13-F15, F12-F14 and F11-F13 Performance Share Plan respectively. The F11-F13 award paid out on 8/14/13 at 175% of target. Mr. Brooks received 157,500 shares rather than the 90,000 shares listed, Mr. Roberts received 70,000 shares rather than the 40,000 shares listed, Mr. Constant received 35,000 shares rather than the 20,000 shares listed, Mr. Thomson received 52,500 shares rather than the 30,000 shares listed, Mr. Provost received 35,000 shares rather than the 20,000 shares listed, Ms. Davisson received 43,733 shares rather than the 24,990 shares listed, and Ms. Valade received 17,500 shares rather than the 10,000 shares listed.

(5)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

(6)	Ms. Davisson resigned as Executive Vice President and Chief PeopleWorks Officer of the Company as of January 3, 2013.

FISCAL 2013 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas H. Brooks(4)	457,501	5,929,006	75,000	2,542,500
Wyman T. Roberts(4)	50,850	715,934	20,000	678,000
Guy J. Constant	5,250	82,913	9,000	305,100
Roger F. Thomson	172,620	1,684,649	18,000	610,200
Steve Provost	22,750	439,056	6,500	220,350
Valerie Davisson(5)	198,741	2,174,983	18,000	610,200
Kelli Valade	20,253	193,062	9,000	305,100

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.

(2)	Reflects the vesting of restricted stock units under the F10-F12 Performance Share Plan.

(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of shares/units which vested.

(4)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

(5)	Ms. Davisson resigned as Executive Vice President and Chief PeopleWorks Officer of the Company as of January 3, 2013.

FISCAL 2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Douglas H. Brooks(3)	—	—	—	—	—
Wyman T. Roberts(3)	—	—	—	—	—
Guy J. Constant	—	—	—	—	—
Roger F. Thomson	—	—	15,131	—	436,046
Steve Provost	—	—	—	—	—
Valerie Davisson(4)	—	—	—	—	—
Kelli Valade	—	—	—	—	—

(1)	Messrs. Brooks, Roberts, Constant, and Provost and Mms. Davisson and Valade do not participate in the program. Mr. Thomson participated in the program through December, 2011.

(2)	Our Non-qualified Deferred Compensation program pays a fixed rate of interest on participants’ deferrals. For deferrals in calendar year 2012, the rate paid was 3.75%. Deferrals in calendar year 2013 earned interest at the rate of 3.25%.

(3)	Mr. Roberts succeeded Mr. Brooks as the Company’s Chief Executive Officer and President on January 1, 2013, while continuing in his position as President of Chili’s Grill & Bar. Mr. Brooks retained the executive role of Chairman of the Board.

(4)	Ms. Davisson resigned as Executive Vice President and Chief PeopleWorks Officer of the Company as of January 3, 2013.

FISCAL 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR WYMAN T. ROBERTS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	566,667	—	566,667	—	—
Profit Sharing(3)	—	—	—	—	577,825	407,039	407,039

Equity Compensation
Stock Options(5)	—	—	1,310,208	—	1,310,208	1,310,208	1,310,208
Performance Shares(6)	—	—	3,475,413	—	4,199,081	4,199,081	4,199,081
Restricted Stock	—	—	410,637	—	821,274	821,274	821,274

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	3,400,000
Disability Insurance(9)	—	—	—	—	—	1,286,667	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	5,762,925	—	7,475,055	8,024,269	10,137,602

(1)	Mr. Roberts is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Roberts would be eligible for severance equal to eight months of salary.

(3)	The profit sharing award shown was earned for fiscal 2013, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Roberts is able to retain his fiscal 2010, 2011, 2012 and 2013 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Roberts’ equity awards, please see the Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2011 performance shares reflect a payout of 175% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2012 and 2013 awards.

(7)	Under our death and disability provisions Mr. Roberts would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Roberts would be on Short Term Disability for eight months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR GUY J. CONSTANT(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	309,001	—	309,001	—	—
Profit Sharing(3)	—	—	—	—	245,733	173,103	173,103

Equity Compensation
Stock Options(5)	—	—	601,248	—	601,248	601,248	601,248
Performance Shares(6)	—	—	2,002,322	—	2,665,470	2,665,470	2,665,470
Restricted Stock	—	—	252,350	—	504,701	504,701	504,701

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,648,005
Disability Insurance(9)	—	—	—	—	—	885,802
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	3,164,921	—	4,326,153	4,830,324	5,592,527

(1)	Mr. Constant is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Constant would be eligible for a severance equal to nine months of salary.

(3)	The profit sharing award shown was earned for fiscal 2013, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Constant is able to retain his fiscal 2010, 2011, 2012 and 2013 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Constant’s equity awards, please see the Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2011 performance shares reflect a payout of 175% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2012 and 2013 awards.

(7)	Under our death and disability provisions Mr. Constant would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Constant would be on Short Term Disability for nine months (the maximum coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR ROGER F. THOMSON(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	554,176	—	554,176	—	—
Profit Sharing(3)	232,837	232,837	232,837	—	330,531	232,837	232,837

Equity Compensation(4)
Stock Options	776,408	776,408	776,408	—	776,408	776,408	776,408
Performance Shares(5)	3,206,290	3,206,290	3,206,290	—	3,206,290	3,206,290	3,206,290
Restricted Stock	398,391	398,391	398,391	—	398,391	398,391	398,391

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	1,268	1,268	1,268	—	1,268	1,268	—
Life Insurance(7)	—	—	—	—	—	—	2,216,704
Disability Insurance(8)	—	—	—	—	—	1,135,632	—
Accrued Vacation	—	—	—	—	—	—	—

Total	4,615,194	4,615,194	5,169,370	—	5,267,064	5,750,826	6,830,630

(1)	Mr. Thomson is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death and disability) he would retire from the company.

(2)	Severance payments are based on tenure. Mr. Thomson would be eligible for the maximum severance payment of twelve months of salary.

(3)	The profit sharing award shown was earned for fiscal 2013, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	Under our retirement provisions, Mr. Thomson is able to retain:

•	All of his unvested stock options;

•	All of his performance shares; and

•	All of his career equity.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Thomson’s equity awards, please see the Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End table.

(5)	Under all of the scenarios listed, the fiscal 2011 performance shares reflect a payout of 175% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2012 and 2013 awards.

(6)	Under our death and disability provisions Mr. Thomson would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Thomson would be on Short Term Disability for nine months (the maximum allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR STEVE PROVOST(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	136,591	—	136,591	—	—
Profit Sharing(3)	—	—	—	—	264,771	186,513	186,513

Equity Compensation
Stock Options(5)	—	—	545,294	—	545,294	545,294	545,294
Performance Shares(6)	—	—	1,904,459	—	2,383,471	2,383,471	2,383,471
Restricted Stock	—	—	—	—	433,429	433,429	433,429

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,639,091
Disability Insurance(9)	—	—	—	—	—	710,273
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	2,586,344	—	3,763,556	4,258,980	5,187,798

(1)	Mr. Provost is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Provost would be eligible for a severance payment of four months of salary.

(3)	The profit sharing award shown was earned for fiscal 2013, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Provost is able to retain his fiscal 2010, 2011, 2012 and 2013 option awards, a pro-rata portion of his performance share awards and none of his career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Provost’s equity awards, please see the Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2011 performance shares reflect a payout of 175% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2012 and 2013 awards.

(7)	Under our death and disability provisions Mr. Provost would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Provost would be on Short Term Disability for four months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR KELLI VALADE(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	339,488	—	339,488	—	—
Profit Sharing(3)	—	—	—	—	168,736	118,863	118,863

Equity Compensation
Stock Options(5)	—	—	297,033	—	297,033	297,033	297,033
Performance Shares(6)	—	—	923,901	—	1,187,873	1,187,873	1,187,873
Restricted Stock	—	—	136,171	—	272,342	272,342	272,342

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,357,952
Disability Insurance(9)	—	—	—	—	—	729,899	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	1,696,593	—	2,265,472	2,606,010	3,234,063

(1)	Ms. Valade is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Ms. Valade would be eligible for the maximum severance payment of twelve months of salary.

(3)	The profit sharing award shown was earned for fiscal 2013, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Ms. Valade is able to retain her fiscal 2010, 2011, 2012 and 2013 option awards, a pro-rata portion of her performance share awards and a pro-rata portion of her career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Ms. Valade’s equity awards, please see the Fiscal 2013 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2011 performance shares reflect a payout of 175% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2012 and 2013 awards.

(7)	Under our death and disability provisions Ms. Valade would retain her unvested equity.

(8)	The Company provides term life insurance for the NEOs at three times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Ms. Valade would be on Short Term Disability for nine months (the maximum coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our internal controls and the financial reporting process. KPMG LLP, our independent auditors, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent auditors. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited financial statements. Our management represented to the Audit Committee that our audited financial statements were prepared in accordance with generally accepted accounting principles. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP their independence in connection with their audit of our financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2013 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During Fiscal 2012, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

GEORGE R. MRKONIC (Chair)

JOSEPH DEPINTO

HARRIET EDELMAN

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of August 12, 2013 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the annual meeting, (c) the named executive officers, and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 12, 2013		Number Attributable to Options Exercisable Within 60 Days of August 12, 2013		Percent(11)
FMR LLC. 82 Devonshire Street Boston, MA 02109	8,069,135	(1)		(5)	12.18%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,404,774	(2)		(5)	8.16%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,738,942	(3)		(5)	7.16%
Citadel Investment Group II, LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	4,599,780	(4)		(5)	6.95%
Directors(6)
Douglas H. Brooks	1,260,343	(7)	845,126	(8)	1.90%
Joseph M. DePinto	24,506	(7)	—	(8)	*
Harriet Edelman	34,729	(7)	—	(8)	*
Michael A. George	1,116	(7)	—	(8)	*
William T. Giles	1,116	(7)	—	(8)	*
Gerardo I. Lopez	1,116	(7)	—	(8)	*
Jon L. Luther	9,526	(7)	—	(8)	*
John W. Mims	59,731	(7)	—	(8)	*
George R. Mrkonic	43,654	(7)	—	(8)	*
Rosendo G. Parra	47,231	(7)	—	(8)	*
Wyman T. Roberts	164,855	(7)	120,838	(8)	*

Named Executive Officers(6)(9)
Guy J. Constant	105,000	(7)	67,938	(10)	*
Steve Provost	20,873	(7)	20,343	(10)	*
Roger F. Thomson	127,408	(7)	28,937	(10)	*
Kelli Valade	85,450	(7)	52,814	(10)	*
All Executive Officers and Directors as a Group (19 persons)	2,204,462	(7)	1,292,591	(10)	3.33%

*	Less than 1%.

(1)	Based on information contained in Schedule 13G dated February 13, 2013, filed on February 14, 2013. The Schedule 13G reported that FMR LLC owned and had sole dispositive power over 8,069,135 shares of common stock, and had sole voting power over 321,529 shares.

(2)	Based on information contained in Schedule 13G dated February 7, 2013, filed on February 11, 2013. The Schedule 13G reported that The Vanguard Group, Inc. owned 5,404,774 shares of common stock, and had sole dispositive power over 5,353,410 shares of common stock, shared dispositive power over 51,364 shares of common stock, and sole voting power over 54,964 shares of common stock.

(3)	Based on information contained in Schedule 13G dated February 4, 2013, filed on February 6, 2013. The Schedule 13G reported that BlackRock, Inc. owned and had sole dispositive power and sole voting power over 4,738,942 shares of common stock.

(4)	Based on information contained in Schedule 13G/A dated February 14, 2013, filed on February 14, 2013. The Schedule 13G/A reported that Citadel Advisors LLC, Citadel Holdings II LP, Citadel Investment Group II, L.L.C. and Mr. Kenneth Griffin collectively owned and had shared dispositive power and shared voting power over the following shares of common stock: Citadel Advisors LLC and Citadel Holdings II L.P. owned and had shared voting and shared dispositive rights over 4,594,610 shares of common stock, and Citadel Investment Group II, L.L.C. and Kenneth Griffin owned and had shared voting and shared dispositive rights over 4,599,780 shares of common stock.

(5)	Not Applicable.

(6)	We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(7)	Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 12, 2013, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(8)	Mr. Brooks owns 845,126 stock options, all of which have previously vested. Mr. Roberts owns 202,651 stock options, 120,838 of which have vested, or will vest, within 60 days of August 12, 2013. Messrs. DePinto, George, Giles, Lopez, Luther, Mims, Mrkonic and Parra, and Ms. Edelman own no stock options.

(9)	In addition to Messrs. Brooks and Roberts who serve as directors.

(10)	Mr. Constant owns 94,251 stock options, 67,938 of which have vested, or will vest, within 60 days of August 12, 2013. Mr. Provost owns 42,125 stock options, 20,343 of which have vested, or will vest, within 60 days of August 12, 2013. Mr. Thomson owns 57,000 stock options, 28,937 of which have vested, or will vest, within 60 days of August 12, 2013. Ms. Valade owns 63,002 stock options, 52,814 of which have vested, or will vest, within 60 days of August 12, 2013. All Executive Officers and Directors as a Group own 1,493,980 stock options, 1,292,591 of which have vested, or will vest, within 60 days of August 12, 2013.

(11)	This percentage is based on number of outstanding shares of common stock as of August 12, 2013 (66,224,836 shares).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied during fiscal 2013, with the exception of a Form 4 filing filed on February 1, 2013, reporting the sale of stock on January 28, 2013 on behalf of Dora Cortinas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

It is our policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported.

During fiscal 2013, we employed three family members of one of our executive officers as full-time team members. Additionally we employed three family members of three of our executive officers as part-time team members in our restaurants. Each of these family members received compensation comparable to other team members in the Company at a similar level, are not executive officers or directors, and do not report directly to any of our executive officers or directors. None of our executive officers has a material interest in these family members’ employment relationship. The three full-time family members, and two of the three part-time family members do not share a home with their executive officer, while the remaining part-time family member does share a home with their executive officer.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 26, 2013, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

ROGER F. THOMSON

Secretary

Dallas, Texas

September 17, 2013

APPENDIX A

BRINKER INTERNATIONAL, INC.

STOCK OPTION AND INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose. The Brinker International, Inc. Stock Option and Incentive Plan (the “Plan”) has been established by Brinker International, Inc. (the “Company”) (i) to attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

1.3 Operation, Administration and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

SECTION 2

OPTIONS AND SARS

2.1 Definitions.

(a)	The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An “Incentive Stock Option” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. A “Non-Qualified Option” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)	A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the “Pricing Date” shall be the date on which the Option or SAR is granted.

2.3 Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)	The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

(c)	The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 Settlement of Award. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish (including acceleration of vesting in the event of the Participant’s death, disability, or involuntary termination or a change in control of the Company). Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

SECTION 3

OTHER STOCK AWARDS

3.1 Definition. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. The grant of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future may be done in such form as the Committee determines, including, without limitation, performance shares or restricted stock units.

3.2 Restrictions on Stock Awards. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly traded companies. If the right to become vested in a Stock Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company and the Related Companies, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, or involuntary termination or a change in control of the Company).

SECTION 4

OPERATION AND ADMINISTRATION

4.1 Effective Date. The Plan shall be effective as of September 3, 1998 (the “Effective Date”), shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

4.2 Shares Subject to Plan.

(a)

(i)	Subject to the following provisions of this subsection 4.2, the maximum number shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (1) 29,000,000 shares of Stock and (2) any shares of Stock that are represented by awards granted under any prior plan of the Company in which employees are eligible to participate (the “Prior Plans”), which are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company.

(ii)	Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(iii)	Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution as a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

(iv)	Notwithstanding the foregoing, the following shares of Stock shall not be available for issuance under the Plan:

(1)	shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under the Plan;

(2)	shares reserved for issuance for each SAR granted under the Plan, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of each such SAR; and

(3)	shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on a Stock Award or the exercise of any Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

(b)	Subject to paragraph 4.2(c), the following additional maximums are imposed under the Plan.

(i)	The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 29,000,000 shares.

(ii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Stock Awards) shall equal the sum of:

(1) 7,250,000 shares, and (2) the 816,145 shares previously issued in conjunction with Stock Awards during the time period prior to November 13, 2002. From and after November 7, 2013, the maximum number of shares of stock that may thereafter be issued in conjunction with Awards granted pursuant to Section 3 shall be equal to 3,000,000 shares.

(iii)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares during any fiscal year.

(iv)	The maximum number of shares or units that can be made for Awards granted to any one individual pursuant to Section 3 (relating to Stock Awards) shall be 500,000 shares or units for any single or combined performance goals established for any fiscal year.

(v)	The maximum time period for any Option or SAR to be exercised shall be 10 years from the date of grant.

(c)	Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

4.3 Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

4.4 Tax Withholding. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

4.5 Payment Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another entity (or an interest in another entity).

4.6 Dividends and Dividend Equivalents. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

4.7 Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Stock Award payment, subject to such rules and procedures as it may establish, which may include, without limitation, provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents, or rules and procedures intended to comply with Section 409(A) of the Code.

4.8 Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. However, in no event may Awards be transferred for monetary value or monetary consideration without the approval of the shareholders of the Company. Notwithstanding the foregoing, Options may be assigned or transferred by the Participant (a) to immediate family members of the Participant, or (b) to a trust in which the Participant or such family members have more than 50% of the beneficial interests, a foundation in which the Participant or such family members control the management of the foundation’s assets, or any other entity in which the Participant or such family members own more than 50% of the voting interests.

4.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

4.10 Agreement With Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

4.11 Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

4.12 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.13 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

4.14 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

4.15 Compliance with Section 409(A) of the Code. To the extent applicable, it is intended that the Plan and any Awards granted hereunder are exempt from Section 409(A) of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409(A) of the Code. The Plan and any Awards granted hereunder shall be construed and interpreted in a manner consistent with such intent.

SECTION 5

COMMITTEE

5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the “Committee”) in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

5.2 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. The performance goals for such Awards will be selected from the criteria set forth on Attachment A attached to the Plan.

(c)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(d)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(e)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(f)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

(g)	In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

5.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.4 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 6

ACCELERATION OF EXERCISABILITY

AND VESTING UNDER CERTAIN CIRCUMSTANCES

Notwithstanding any provision in this Plan to the contrary, with regard to any Award of Options, SARs and Stock Awards to any Participant, unless the particular grant agreement provides otherwise, all Awards will become immediately exercisable and vested in full upon the occurrence, before the expiration or termination of such Option, SARs and Stock Awards or forfeiture of such Awards, of any of the events listed below:

(a)	a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

(b)	the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

(c)

the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons nominated by the Company failing to win election to seats on the Board divided by the total number of Board members of the Board as of the beginning of such three year period), excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

SECTION 7

AMENDMENT AND TERMINATION

The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board. Notwithstanding anything herein to the contrary, no amendment to the Plan may be adopted without the approval of the Company’s shareholders that would (a) materially increase the number of shares available under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spin-off or similar transaction), (b) change the types of Awards available under the Plan, (c) materially expand the class of persons eligible to receive Awards under or otherwise participate in the Plan, (d) materially extend the term of the Plan, (e) materially change the method of determining the strike price of options under the Plan, (f) permit repricing of an Option or SAR, or (g) permit the grant of an Option or SAR for, or in connection with, the cancellation or surrender of an Option, SAR or Stock Award granted under the Plan having a higher option or exercise price.

SECTION 8

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Award. The term “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations thereunder and any Department of Treasury and Internal Revenue Service interpretations thereof. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d)	Eligible Employee. The term “Eligible Employee” shall mean any employee of the Company or a Related Company.

(e)	Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock, the following rules shall apply:

(i)	If the Stock is at the time listed or admitted to trading on any stock exchange, then the “Fair Market Value” shall be the mean the closing price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading.

(ii)

If the Stock is not at the time listed or admitted to trading on a stock exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii)	If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(f)	Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	Related Companies. The term “Related Company” means any company during any period in which it is a “parent company” (as that term is defined in Code section 424(e)) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(h)	Stock. The term “Stock” shall mean shares of common stock of the Company.

ATTACHMENT A

TO

BRINKER INTERNATIONAL, INC.

STOCK OPTION AND INCENTIVE PLAN

If Awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” the performance goals will be selected from among the following criteria, which may be applied to the Company as a whole, or to an individual recipient, or to a department, brand, unit, division or function within the Company or an affiliate, or any combination of the preceding groups, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices):

(a)          earnings (either in the aggregate or on a per share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (sometimes called EBIT), before or after interest, taxes and rent (sometimes called EBITR), or before or after interest, taxes, depreciation, and amortization (sometimes called EBITDA);

(b)          gross or net revenue or changes in annual revenues;

(c)          cash flow(s) (including either operating or net cash flows);

(d)         financial return ratios;

(e)          total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation;

(f)          earnings growth or growth in earnings per share;

(g)         total business return, or return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales;

(h)         adjusted pre-tax margin;

(i)          pre-tax profits;

(j)          operating margins;

(k)         operating profits;

(l)          operating or capital expenses;

(m)        dividends;

(n)         net income or net operating income;

(o)         growth in operating earnings;

(p)         value of assets;

(q)         market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;

(r)         aggregate product price and other product measures;

(s)         expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions;

(t)          reduction of losses, loss ratios or expense ratios;

(u)         reduction in fixed costs;

(v)        operating cost management;

(w)        cost of capital;

(x)         debt reduction;

(y)        productivity improvements;

(z)         inventory turnover;

(aa)      satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures;

(bb)      customer satisfaction based on specified objective goals or a Company-sponsored customer survey;

(cc)      diversity goals;

(dd)      turnover;

(ee)      specified objective social goals;

(ff)       safety record;

(gg)      retention of high-potential team members;

(hh)      flow through of cash, sales, earnings, profits or other financial measures;

(ii)        growth in franchised locations;

(jj)        culinary product pipeline goals;

(kk)      brand positioning goals; or

(ll)        development pipeline goals.

Subject to any limitations in Section 162(m) of the Internal Revenue Code, the Committee may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, any unusual non-recurring gain or loss, and other items as the Committee determines to be required so that the operating results of the Company, or any business unit, division or affiliate of the Company shall be computed on a comparative basis from performance period to performance period.

BRINKER INTERNATIONAL, INC. 6820 LBJ FREEWAY DALLAS, TX 75240	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Brinker International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1	Election of Directors
Nominees:
	01 Joseph M. DePinto	06 Jon L. Luther
	02 Harriet Edelman	07 John W. Mims
	03 Michael A. George	08 George R. Mrkonic
	04 William T. Giles	09 Rosendo G. Parra
	05 Gerardo I. Lopez	10 Wyman T. Roberts
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2	The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2014 year.					☐	☐	☐
3	To approve, by non-binding vote, executive compensation.					☐	☐	☐
4	To amend the Company’s Stock Option and Incentive Plan.					☐	☐	☐
NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
For address change/comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, 10K-Wrap is/are available at www.proxyvote.com.

BRINKER INTERNATIONAL, INC.

PROXY

The undersigned hereby (a) acknowledges receipt of the notice of Annual Meeting of Shareholders of Brinker International, Inc. (the “Company”) to be held at the Brinker International Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240 on Thursday, November 7, 2013, at 9:00 a.m., CST, and the Proxy Statement in connection therewith, and (b) appoints Wyman T. Roberts and Bryan D. McCrory, and each of them, as the undersigned’s proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned’s proxy be voted as shown on the reverse side hereof or as directed via Telephone or Internet.

If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

***   Exercise Your Right to Vote  ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on November 7, 2013

Meeting Information
BRINKER INTERNATIONAL, INC.	Meeting Type: Annual Meeting
For holders as of: September 9, 2013
Date: November 07, 2013 Time: 9:00 AM CST
BRINKER INTERNATIONAL, INC. 6820 LBJ FREEWAY DALLAS, TX 75240	Location: Brinker International Inc. Principal Executive Office 6700 LBJ Freeway Dallas, Texas 75240
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. 10K-Wrap
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 24, 2013 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following:

1	Election of Directors

Nominees
	01 Joseph M. DePinto	06 Jon L. Luther
	02 Harriet Edelman	07 John W. Mims
	03 Michael A. George	08 George R. Mrkonic
	04 William T. Giles	09 Rosendo G. Parra
	05 Gerardo I. Lopez	10 Wyman T. Roberts

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2014 year.

3	To approve, by non-binding vote, executive compensation.

4	To amend Company’s Stock Option and Incentive Plan.

NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.